Exhibit 4.17

STOCK PURCHASE AGREEMENT

dated as of March 2, 2023

among

RADIOPHARM THERANOSTICS (USA) INC.

a Nevada corporation

and

RADIOPHARM THERANOSTICS LIMITED

incorporated under the laws of the Commonwealth of Australia

and

PHARMA15 CORPORATION

a Delaware corporation

and

the stockholders named on Schedule 1 to this Agreement

Stock Purchase Agreement

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Stock Purchase Agreement

4.	Representations and Warranties of the Company		9

	4.01.	Organization and Corporate Power	9
	4.02.	Capitalization	9
	4.03.	Subsidiaries	10
	4.04.	Title to Shares	10
	4.05.	Corporate Authorization	10
	4.06.	Non-Contravention; Filings and Consents	10
	4.07.	Books and Records	11
	4.08.	Financial Statements	11
	4.09.	Absence of Certain Changes	11
	4.10.	Employee Benefit Plans	12
	4.11.	Labor and Employment Matters	12
	4.12.	Litigation	13
	4.13.	Tax Matters	13
	4.14.	Compliance with Laws; Permits	13
	4.15.	Intellectual Property	14
	4.16.	Information Technology	16
	4.17.	Digital Assets	16
	4.18.	Real Property	17
	4.19.	Material Contracts	17
	4.20.	No Violation of Laws	18
	4.21.	Insurance	18
	4.22.	Transactions with Affiliates	18
	4.23.	Brokers; Certain Expenses	19
	4.24.	Completeness and Accuracy	19

5.	Representations and Warranties of Parent and Buyer		19

	5.01.	Organization	19
	5.02.	Authority for this Agreement	19
	5.03.	Consents and Approvals	20
	5.04.	Non-Contravention	20
	5.05.	Consideration Shares	20
	5.06.	Litigation	20
	5.07.	Brokerage	21
	5.08.	Sufficiency of Funds	21

6.	Covenants and Agreements		21

	6.01.	Conduct of Business of the Company Pending the Closing	21
	6.02.	Non-Solicitation	23
	6.03.	Access to Confidential Information	24
	6.04.	Cooperation	24
	6.05.	Confidentiality of Transaction; Publicity	24
	6.06.	Employment Matters	25
	6.07.	Third Party Consents	25
	6.08.	Expenses	25
	6.09.	Sellers’ Representative	26
	6.10.	Sellers’ Release	27
	6.11.	Termination of Voting Agreement	27

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7.	Termination		28

	7.01.	Termination Events	28
	7.02.	Effect of Termination	28

8.	Indemnification		29

	8.01.	Survival	29
	8.02.	Indemnification by Seller	29
	8.03.	Indemnification by Buyer	29
	8.04.	Representation, Settlement and Cooperation	30
	8.05.	Notice and Satisfaction of Indemnification Claims	30
	8.06.	Payments	30
	8.07.	Certain Limitations	30
	8.08.	Set-Off	31
	8.09.	Tax Treatment of Indemnification Payments	31
	8.10.	Effect of Investigation	31
	8.11.	Exclusive Remedy	31

9.	Notices		31

	9.01.	Valid Notice	31
	9.02.	Company’s Address for Notice	32
	9.03.	Seller’s Address for Notice	32
	9.04.	Parent’s and Buyer’s Addresses for Notice	32

10.	General Provisions		33

	10.01.	Construction & Interpretation	33
	10.02.	Governing Law; Waiver of Jury Trial; Jurisdiction and Venue	33
	10.03.	Enforcement of Agreement	34
	10.04.	Waiver; Remedies Cumulative	34
	10.05.	Entire Agreement and Modification	34
	10.06.	Appendices and Schedules	35
	10.07.	Assignments, Successors and No Third-Party Rights	35
	10.08.	Severability	35
	10.09.	Time of Essence	35
	10.10.	Counterparts	35

Signatures			36

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Stock Purchase Agreement

INDEX TO APPENDICES

Appendix A	Definitions	A-1

Appendix B	Future Payments	B-1

Appendix C	Transfer Restrictions	C-1

INDEX TO EXHIBITS

Exhibit I	New Assets Assignment	I-1

LIST OF SCHEDULES

Schedule 1	Sellers; Ownership of Company Stock

Schedule 1.02	Seller Accounts for Payment

Schedule 2.03(e)(iv)	Required Consents

Schedule 3.04	Sellers’ Proceedings

Schedule 4.01	Jurisdictions

Schedule 4.02(b)	Options, Warrants, and Other Obligations

Schedule 4.08(b)	Undisclosed Liabilities

Schedule 4.09	Certain Changes

Schedule 4.11(b)	Contract Workers and Independent Contractors

Schedule 4.12	Company Proceedings

Schedule 4.15(a)	Company Marks

Schedule 4.15(b)	Company Patents

Schedule 4.15(c)	Company Copyrights

Schedule 4.15(e)	Third Party Software Programs

Schedule 4.15(f)	Ownership of Intellectual Property

Schedule 4.15(h)	Intellectual Property Agreements

Schedule 4.15(i)	Licenses

Schedule 4.17(a)	Company Web Sites

Schedule 4.17(b)	Company Digital Accounts

Schedule 4.19	Material Contracts

Schedule 4.22	Transactions with Affiliates

Schedule 6.01(a)	Post-Closing Changes

Schedule 6.01(a)(xv)	Termination Payments

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of March 2, 2023 (the “Agreement Date”), by and among:

●	Radiopharm Theranostics Limited, incorporated under the Laws of the Commonwealth of Australia (“Parent”);

●	Radiopharm Theranostics (usa) Inc., a Nevada corporation (“Buyer”);

●	Pharma15 Corporation, a Delaware corporation (the “Company”);

●	The stockholders of the Company named on Schedule 1 to this Agreement (“Sellers”);

and

●	Suzanne Dance, an individual resident of New York, solely in her capacity as a representative of the Sellers (the “Sellers’ Representative”).

RECITALS

A.	Sellers collectively own all of the issued and outstanding shares of Company Stock (the “Shares”).

B.	Buyer desires to acquire from Sellers all of the Shares, on the terms and subject to the conditions set forth in this Agreement.

C.	Each Seller, for and on behalf of himself, herself or itself, desires to sell to Buyer such Seller’s Shares, on the terms and subject to the conditions set forth in this Agreement.

D.	Capitalized terms used in this Agreement have the meanings given to those terms in Appendix A to this Agreement.

AGREEMENT

THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Purchase and Sale of Shares

1.01.	Purchase and Sale; Consideration

On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from each Seller, the number of Shares set forth across from such Seller’s name under the heading titled “Purchased Shares” in the table in Schedule 1, free and clear of any and all Liens other than Permitted Liens, in exchange for (a) such Seller’s Pro Rata Share of the Closing Consideration, (b) such Seller’s Pro Rata Share of the Post-Closing Consideration, as it may be adjusted pursuant to Section 1.04, and (c) the contingent right of the Seller to receive his, her, or its Pro Rata Share of any amounts that become payable to the Sellers pursuant to Section 1.05.

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Stock Purchase Agreement

1.02.	Purchase Price

The aggregate purchase price for the Shares (the “Purchase Price”) shall be equal to Four Million and no/100 Dollars ($4,000,000.00) plus the amount of Cash held by the Company as of the Closing Date, minus the amount of the Company’s Indebtedness as of the Closing Date, minus the amount of the Transaction Expenses paid or payable by the Company (the “Base Purchase Price”), plus the Milestone Payment, to the extent payable. Subject to Section 1.06 below, the Base Purchase Price shall be paid as follows:

(a)	At the Closing, $2,000,000.00, plus or minus any Closing Adjustment under Section 1.03, and minus the Expense Fund Amount to be held by the Sellers’ Representative under Section 2.05 (the “Closing Consideration”) will be paid to the Sellers as follows:

(i)	$1,000,000.00, by the issuance to each Seller of such Seller’s Pro Rata Share of a number of Parent Shares determined by dividing $1,000,000.00 by the Parent Average Price determined as of the date that is three Business Days prior to the Closing Date, subject to the provisions of Section 1.06; and

(ii)	$1,000,000.00, plus or minus any Closing Adjustment under Section 1.03, and minus the Expense Fund Amount to be held by the Sellers’ Representative under Section 2.05, by wire transfer of each Seller’s Pro Rata Share of such amount to the accounts designated by each Seller in Schedule 1.02.

(b)	On the Post-Closing Payment Date, $2,000,000.00, plus or minus any Post-Closing Adjustment under Section 1.04 (the “Post-Closing Consideration”) will be paid to the Sellers as follows:

(i)	$1,000,000.00, by the issuance to each Seller of such Seller’s Pro Rata Share of a number of Parent Shares determined by dividing $1,000,000.00 by the Weighted Average Parent Share Price determined as of the date that is three Business Days prior to the Post-Closing Payment Date, subject to the provisions of Section 1.06; and

(ii)	$1,000,000.00, plus or minus any Post-Closing Adjustment under Section 1.03, by wire transfer of each Seller’s Pro Rata Share of such amount to the accounts designated by each Seller in Schedule 1.02.

1.03.	Closing Adjustment

(a)	No later than three Business Days prior to the Closing Date, the Company will prepare and deliver (or cause to be prepared and delivered) to Buyer a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of (i) Cash (the “Estimated Cash”), (ii) the aggregate amount of Indebtedness (the “Estimated Indebtedness”), and (iii) the aggregate amount of Transaction Expenses (the “Estimated Transaction Expenses”).

(b)	The “Closing Adjustment” shall be an amount equal to the Estimated Cash minus the Estimated Indebtedness and minus the Estimated Transaction Expenses. If the Closing Adjustment is a positive number, the portion of the Closing Consideration payable pursuant to Sections 1.02(a)(ii) and 2.04(c)(iv) shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the portion of the Closing Consideration payable pursuant to Sections 1.02(a)(ii) and 2.04(c)(iv) shall be decreased by the amount of the Closing Adjustment.

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Stock Purchase Agreement

1.04.	Post-Closing Adjustment

(a)	Within 90 days after the Closing Date, Parent shall prepare and deliver to Sellers’ Representative a statement (the “Closing Statement”) setting forth in reasonable detail Parent’s good faith calculation (and attaching supporting schedules, working papers and all other relevant details to enable a review thereof by the Sellers’ Representative) of the following items: (i) Cash (as finally determined pursuant to this Section 1.04, the “Final Cash”); (ii) the aggregate amount of Indebtedness (as finally determined pursuant to this Section 1.04, the “Final Indebtedness”);

(iii)	the aggregate amount of Transaction Expenses as of immediately prior to the Closing (as finally determined pursuant to this Section 1.04, the “Final Transaction Expenses”); and (iv) the resulting calculation of the Post-Closing Adjustment. Parent agrees that, following the Closing through the date that the Closing Statement becomes conclusive and binding upon the Parties in accordance with this Section 1.04, it will not (and will cause its Affiliates not to) take any actions with respect to any books, records, policies or procedures on which the Estimated Closing Statement is based or on which the Closing Statement is to be based that are inconsistent with or that would impede or delay (A) the determination of the amount of the Final Cash, the Final Indebtedness, or the Final Transaction Expenses or (B) the preparation of the Dispute Notice (as defined below) or the Closing Statement in the manner and utilizing the methods required by this Agreement. If Parent fails to deliver the Closing Statement within 60 calendar days after the Closing Date, the Sellers’ Representative shall have the right, at its election, to either (1) determine that the Estimated Closing Statement shall be deemed to be final for all purposes hereunder, and such determination shall be binding on Buyer, with Buyer having no further rights to objection or require adjustments thereto, or (2) require Buyer to deliver the Closing Statement within ten calendar days of the Sellers’ Representative’s demand therefor.

(b)	After receipt of the Closing Statement, Sellers’ Representative shall have a period of 30 days (the “Review Period”) to review the Closing Statement. During the Review Period, Sellers’ Representative and Sellers’ accountants shall have reasonable access during normal business hours to Parent’s (or Parent’s accountants’) books and records of the Company, work papers and personnel who prepared the Closing Statement relating to the Closing Statement as Sellers’ Representative may reasonably request for the sole purpose of reviewing the Closing Statement and preparing a Statement of Objections (defined below); provided that such access shall not interfere with the normal business operations of Parent, Buyer, or the Company.

(c)	On or prior to the last day of the Review Period, Sellers’ Representative may object to the Closing Statement by delivering to Buyer a written statement setting forth in reasonable detail Sellers’ objections, indicating each disputed item or amount and the basis for Sellers’ disagreement (the “Statement of Objections”). If Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such objections within 30 days (the “Resolution Period”), and, if all objections are resolved within the Resolution Period, the Closing Statement as adjusted and agreed to in writing by Buyer and Sellers’ Representative shall be final and binding on the Parties.

(d)	If Sellers’ Representative and Buyer fail to reach an agreement with respect to all objections set forth in the Statement of Objections before the expiration of the Resolution Period, then either Party may submit amounts still in dispute (the “Disputed Amounts”) for resolution to an accountant with an independent accounting firm of recognized national standing mutually acceptable to Buyer and Sellers and which accountant is not then providing, and has not provided at any time during the period commencing two years prior to the Closing Date through the date of its determination pursuant to this Section 1.04(d), services to any of Buyer, Sellers, the Company or any of their respective Affiliates (the “Independent Accountant”). The Independent Accountant shall resolve the Disputed Amounts only and make any adjustments to the Closing Statement in connection therewith. The Parties agree that the Independent Accountant shall only decide the specific Disputed Amounts and no other amounts and that its decision for each Disputed Amount must be within the range of values assigned to such item in the Closing Statement and the Statement of Objections, respectively. The resolution of any dispute by the Independent Accountant shall be rendered within 30 days after submission of the dispute to the Independent Accountant, or within such time as the Parties shall agree in writing. The Parties agree that the Independent Accountant’s resolution of the Disputed Amounts and their adjustments to the Closing Statement shall be conclusive and binding upon the Parties. The fees and expenses of the Independent Accountant shall be shared 50% by Sellers and 50% by Buyer.

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Stock Purchase Agreement

(e)	The “Post-Closing Adjustment” shall be an amount equal to (i) the Final Cash minus the Estimated Cash, minus (ii) the Final Indebtedness, if any, minus the Estimated Indebtedness, minus (iii) the Final Transaction Expenses minus the Estimated Transaction Expenses. If the Post-Closing Adjustment is a positive number, the portion of the Post-Closing Consideration payable pursuant to Section 1.02(b)(ii) shall be increased by the amount of the Post-Closing Adjustment. If the Post- Closing Adjustment is a negative number, portion of the Post-Closing Consideration payable pursuant to Section 1.02(b)(ii) shall be decreased by the amount of the Post-Closing Adjustment.

1.05.	Contingent Consideration

Upon the occurrence of the Milestone Event, Buyer shall pay the Milestone Payment to the Sellers in accordance with the terms of Appendix B. In connection therewith, Buyer shall

(a)	If a portion of the Milestone Payment is to be paid through the issuance of Parent Shares, issue to each Seller such Seller’s Pro Rata Share of the number of Parent Shares determined by dividing (i) an amount equal to the portion of the Milestone Payment to be satisfied by the issuance of Parent Shares by (ii) the Parent Average Price determined as of the date on which the Milestone Payment became payable, subject in each case to the provisions of Section 1.06; and

(b)	Make payment of the balance of the Milestone Payment within five Business Days to each Seller, by wire transfer of immediately available funds, in an amount equal to such Seller’s Pro Rata Share of such Future Payment, in accordance with the wire transfer instructions designated in writing by each such Seller to the Sellers’ Representative.

The Parties hereby acknowledge and agree that any portion of a Milestone Payment that is paid to the Sellers under this Agreement shall be treated for all Tax purposes as deferred contingent purchase price eligible for installment sale treatment for purposes of Section 453 of the Code and any corresponding provision of state, local or non-U.S. Law, and no Party shall take any action or filing position inconsistent with such characterization, except as required by applicable Law.

1.06.	Limitations

(a)	Parent shall have no obligation under this Agreement to issue fractional Parent Shares. Where the application of any formula for the calculation of the number of Consideration Shares to be issued under this Agreement would result in the issuance of any fractional Parent Share to any Seller, the number of Consideration Shares shall be rounded up to the nearest whole number, and the amount of the Closing Consideration, Post-Closing Consideration, or Milestone Payment to be paid to the Seller by wire transfer of immediately available funds shall be decreased by a corresponding amount.

(b)	Notwithstanding anything to the contrary contained in this Agreement, Parent shall have no obligation under this Agreement to issue more than forty-seven million (47,000,000) Parent Shares, in the aggregate (the “Parent Shares Limit”), as Consideration Shares, unless any issuance in excess of the Parent Shares Limit has been approved by Parent’s shareholders in accordance with the ASX Listing Rules, including ASX Listing Rule 7.2 (“Parent Shareholder Approval”). Where the application of any formula for the calculation of the number of Consideration Shares to be issued under this Agreement, when included with all other Consideration Shares issued prior to such date, would exceed the Parent Shares Limit (to the extent Parent has not otherwise obtained Parent Shareholder Approval for such issuance), then(A) the number of Consideration Shares to be issued shall be reduced to a number that, taken with all other Consideration Shares previously issued pursuant to this Agreement, does not exceed the Parent Shares Limit and (B) the remaining amount of the Closing Consideration, Post-Closing Consideration, or Milestone Payment not satisfied by the issuance of Consideration Shares under clause (A) shall be paid to the Seller by wire transfer of immediately available funds shall be increased by a corresponding amount.

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Stock Purchase Agreement

1.07.	Withholding

Buyer or Parent may deduct and withhold from any amounts payable to any Person in connection with the transactions contemplated in this Agreement such amounts that Buyer or Parent is required to deduct and withhold under the Code or any provision of state, local or non-U.S. Law; provided, however, that Buyer shall (a) Notify the Sellers’ Representative of any such requirement to deduct or withhold (other than with respect to any amount treated as wages) three days before the payment to which such deduction or withholding would apply and (b) cooperate with any request to obtain reduction of or relief from such deduction or withholding. The Notice required by clause (a) of this Section 1.07 shall (i) include a copy of the calculation of the amount to be deducted and withheld and (ii) identify any applicable provision of the Code or state, local or foreign Tax Law pursuant to which such deduction or withholding is required. To the extent that Buyer satisfies its Notice obligation, any such amounts that are deducted and withheld, and timely paid in full to the appropriate Taxing Authority by Buyer, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, assuming delivery of the certificate described in Section 2.03(e)(iii), no such deduction or withholding shall be permitted with respect to any payment due to any Seller, unless such withholding is required by a change in Law following the date of this Agreement, in which case the notice and cooperation provisions set forth above shall apply.

2. Closing

2.01.	Closing Date; Effective Time

The closing of the Contemplated Transactions (the “Closing”) shall take place by means of a remote or electronic exchange of documents in lieu of a physical closing following satisfaction of the conditions of the Closing set forth in Sections 2.02, 2.03 and 2.04 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), or on such other date not later than March 6, 2023, as the Parties may mutually agree. The date on and time at which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing will be deemed to occur at 12:01 a.m. on the Closing Date.

2.02.	Conditions to the Obligations of the Parties

The obligation of each Party to consummate the Contemplated Transactions at the Closing is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a)	No Laws or Orders. There shall not be any applicable Law in effect that makes the consummation of the Contemplated Transactions illegal or any final and non-appealable Order in effect preventing the consummation of the Contemplated Transactions.

2.03.	Conditions to Obligations of Parent and Buyer

The obligations of Parent and Buyer to consummate the Contemplated Transactions at the Closing is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a)	Accuracy of Representations and Warranties. Each of the representations and warranties of Sellers and the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of that date; provided, that any such representation and warranty that is specifically made as of a particular date shall be true and correct in all respects as of such specified date.

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(b)	Performance and Compliance. Sellers and the Company shall have performed or complied in all material respects with each covenant and agreement to be performed or complied with by them under this Agreement on or prior to the Closing Date.

(c)	Material Adverse Effect. No event shall have occurred and no condition shall exist that constitutes or, with the giving of notice or the passage of time or both, is likely to constitute a Material Adverse Effect.

(d)	ASX Approval and Listing. The Contemplated Transactions shall have been approved by the ASX, and the Consideration Shares shall have been accepted for listing on the ASX.

(e)	Closing Deliveries. At the Closing:

(i)	The Company shall deliver to Parent and Buyer a certificate executed by an authorized Person of the Company, dated the Closing Date and certifying that each of the conditions specified in Sections 2.03(a), 2.03(b), and 2.03(c) have been met by the Company;

(ii)	The Company shall deliver to Parent and Buyer a certificate of the Secretary of the Company, dated the Closing Date and certifying: (A) all requisite resolutions or actions of the Company’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions; and (B) the incumbency and signatures of the officers of the Company executing this Agreement and any other document relating to the Contemplated Transactions;

(iii)	The Company shall deliver to Buyer a duly executed certificate conforming with the requirements of Treasury Regulations § 1.1445-2(c)(3);

(iv)	The Company shall have delivered to Buyer any consents necessary for the consummation of the Contemplated Transactions as listed in Schedule 2.03(e)(iv);

(v)	The Company shall deliver to Buyer the written resignations, effective as of the Closing, of those directors and officers of the Company that Parent designates in writing to the Company at least two Business Days prior to the Closing;

(vi)	The Sellers shall deliver to Buyer all certificate(s) representing the Shares, duly endorsed in blank or accompanied by any other proper instrument of assignment endorsed in blank in proper form for transfer;

(vii)	The Sellers and the Company shall deliver to Parent and Buyer an Assignment of Antibody Development Rights, in the form attached hereto as Exhibit I (the “New Assets Assignment” and such assets, the “Acquired Assets”), duly executed by Sellers as assignors and the Company as assignee; and

(viii)	The Company shall deliver to Parent and Buyer evidence of termination of the Consulting Agreements executed with each of the Company’s consultants.

2.04.	Conditions to Obligations of Sellers and the Company

The obligations of Sellers and the Company to consummate the Contemplated Transactions at the Closing is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a)	Accuracy of Representations and Warranties. The representations and warranties of Buyer and Parent set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of that date.

(b)	Performance and Compliance. Buyer and Parent shall have performed or complied in all material respects with each covenant and agreement to be performed or complied with by them under this Agreement on or prior to the Closing Date.

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(c)	Closing Deliveries. At the Closing:

(i)	Buyer shall deliver to Sellers and the Company a certificate executed by a duly authorized officer of Buyer, dated the Closing Date and certifying that each of the conditions specified in Sections 2.04(a) and 2.04(b) have been met by Buyer and Parent; and

(ii)	Buyer shall deliver to Sellers and the Company a certificate of the Secretary of Buyer, dated the Closing Date and certifying: (A) all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions; and (B) the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;

(iii)	Parent shall deliver to Sellers and the Company a certificate of the Secretary of Parent, dated the Closing Date and certifying: (A) all requisite resolutions or actions of Parent’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions; and (B) the incumbency and signatures of the officers of Parent executing this Agreement and any other document relating to the Contemplated Transactions;

(iv)	Buyer shall pay to Sellers the cash portion of the Closing Consideration, in accordance with Section 1.02(a)(ii).

2.05.	Expense Fund

An amount equal to $50,000 (the “Expense Fund Amount”) will be delivered by Buyer to the Sellers’ Representative and retained and disbursed by the Sellers’ Representative pursuant to this Section 2.05. The Sellers’ Representative shall hold the Expense Fund as an administrative convenience for the sole benefit of the Sellers and the Sellers’ Representative, and neither Parent nor Buyer shall have any right, title or interest in the Expense Fund. The Sellers’ Representative shall use the Expense Fund solely to pay after the Closing Date (on behalf and on account of the Sellers) any costs or expenses relating to the Contemplated Transactions that are a responsibility of the Sellers hereunder. Upon the Sellers’ Representative’s determination, in its sole discretion, that no further costs or expenses shall be incurred by the Sellers under this Agreement, the Sellers’ Representative shall disburse any remaining amounts of the Expense Fund to each Seller, by wire transfer of immediately available funds, equal to each Seller’s Pro Rata Share of such remaining amounts of the Expense Fund, in accordance with the wire transfer instructions designated in writing by each such Seller to the Sellers’ Representative. Any of the costs and expenses incurred by the Sellers’ Representative in connection with this Agreement in excess of the Sellers’ Representative’s Expense Fund shall be reimbursed to the Sellers’ Representative by the Sellers, severally and not jointly and in accordance with their respective Pro Rata Share. The Sellers’ Representative shall have the right to retain the Sellers’ Representative’s Expense Fund for as long as the Sellers’ Representative deems necessary to discharge the Sellers’ Representative’s duties.

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2.06.	Transfer Restrictions

From and after the Closing Date, the Parent Shares to be issued and delivered to Sellers pursuant to Sections 1.02(a)(i), 1.02(b)(i), and 1.05(a) (the “Consideration Shares”) shall be subject to the restrictions on sale, conveyance, pledge, gift, or other transfer of the Consideration Shares set forth in Appendix C to this Agreement. Each Seller, by acceptance of ownership of Consideration Shares pursuant to the Agreement, agrees to comply in all respects with the provisions of Appendix C.

3. Representations and Warranties of Sellers

As a material inducement to Buyer to enter into this Agreement, each Seller, separately and not jointly, represents and warrants to Parent and Buyer as of the Agreement Date as follows:

3.01.	Capacity; Execution and Delivery; Validity

(a)	The Seller has the legal capacity to enter into this Agreement and the Transaction Documents to which he, she, they, or it is a party in connection with this Agreement, excluding this Agreement (collectively, the “Seller’s Transaction Documents”), to perform the Seller’s obligations under this Agreement and the Seller’s Transaction Documents, and to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, Seller has all right, power, capacity, and authority to sell, transfer, convey, and deliver the Shares owned by Seller as provided by this Agreement free and clear of all Liens, other than Securities Restrictions.

(b)	This Agreement has been duly and validly executed and delivered by the Seller and, assuming this Agreement constitutes the legal, valid and binding agreement of the other Parties, constitutes a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforcement Limitations. Upon the execution and delivery by the Seller of the Seller’s Transaction Documents, each of the Seller’s Transaction Documents will constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforcement Limitations.

(c)	If the Seller is an Entity, the execution, delivery and performance by the Seller of this Agreement, and the consummation by the Seller of the Contemplated Transactions, have been duly and validly authorized by the Governing Body of Seller, and no other Entity proceedings on the part of the Seller are necessary to authorize this Agreement, to consummate the Contemplated Transactions, or to perform the respective obligations of the Seller under this Agreement.

3.02.	No Breach

The execution by the Seller of this Agreement and the Seller’s Transaction Documents and the consummation of the Contemplated Transactions do not and will not (a) conflict with, constitute a default under, or result in a violation of (i) the provisions of the Seller’s Governing Documents, if applicable, or (ii) any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Seller is bound, or (iii) any Law to which the Seller or the Seller’s assets are subject or any Order by to which the Seller or the Seller’s properties are bound; or (b) result in the creation of a Lien upon the Shares held by Seller; or (c) require any Governmental authorization or Consent by or notice to any court or other Governmental Authority.

3.03.	Ownership

The Seller is the record and beneficial owner of the number of Shares set forth across from the Seller’s name under the heading titled “Purchased Shares” in the table in Schedule 1, free and clear of any Liens other than Securities Restrictions. Upon delivery of and payment for the Company Stock as provided in this Agreement, Buyer will acquire good and valid title to the Shares, free and clear of any Lien, other than Securities Restrictions.

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3.04.	Litigation

Except as set forth in Schedule 3.04, there is no Proceeding pending or, to the Seller’s Knowledge, threatened against or involving the Seller, that would prevent or restrict Seller’s performance of its obligations under this Agreement and/or the Seller’s Transaction Documents or the consummation of the Contemplated Transactions.

3.05.	Investment Intent

The Seller is acquiring the Consideration Shares issuable to such Seller solely for the Seller’s own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution of the Consideration Shares. Seller acknowledges that (a) the Consideration Shares have not been and will not be registered under the Securities Act, or any state securities Laws; (b) the Consideration Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or an applicable exemption therefrom and subject to state securities Laws, as applicable; and (c) certificates representing the Consideration Shares issued to the Seller will contain a legend restricting transfer of them. Seller further acknowledges that: (i) the provisions of Appendix C to this Agreement will restrict the free transfer of the Consideration Shares; (ii) certificates representing the Consideration Shares issued to Seller will contain a restrictive legend to enforce the transfer-restriction provisions of Appendix C; and (iii) acceptance of the transfer restrictions set forth in Appendix C is a material consideration for Parent’s agreement to enter into this Agreement and to issue Consideration Shares.

3.06.	Brokerage

There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Seller, either acting alone or with any other Seller or Sellers.

4. Representations and Warranties of the Company

As a material inducement to Buyer to enter into this Agreement, the Company represents and warrants to Buyer as of the Agreement Date as follows:

4.01.	Organization and Corporate Power

The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has all corporate power and authority necessary to own or lease its properties and assets and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in the State of Delaware and in each other jurisdiction in which the character of the properties owned or held under lease by the Company or the nature of the business transacted by it makes such qualification or licensing necessary; Schedule 4.01 contains a complete and accurate list for the Company of each such jurisdiction.

4.02.	Capitalization

(a)	The authorized capital stock of the Company consists of 10,000,000 shares of Company Stock. At the close of business on the Business Day immediately preceding the Agreement Date, 5,500,000 shares of Company Stock were issued and outstanding. Schedule 1 to this Agreement sets forth a true, correct, and complete list of the stockholders of the Company and the number of shares of Company Stock held by each. All of the shares of Company Stock outstanding are duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

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(b)	Except as set forth in Schedule 1 or Schedule 4.02(b), there are as of the Agreement Date no outstanding shares of capital stock of, or other equity or voting interest in, the Company, and no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights, preemptive or other outstanding rights, or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other equity ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other equity ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company, or (iv) obligations (excluding Taxes and other fees) by the Company or any of its Affiliates to make any payments based on the market price or value of the capital stock. As of the Agreement Date, neither the Company nor any of its Affiliates has outstanding obligations to purchase, redeem or otherwise acquire any company securities described in clauses (i), (ii), (iii), and (iv) of this Section 4.02(b).

4.03.	Subsidiaries

The Company has no Subsidiary and does not own, directly or indirectly, any shares of capital stock or other securities of any other Person.

4.04.	Title to Shares

Sellers own and, as of immediately prior to the Closing, will own of record and beneficially all of the Shares, and Sellers will have good and valid title to the Shares, free and clear of all Liens other than Securities Restrictions. On consummation of the Closing, Buyer will acquire from Sellers legal and beneficial ownership of and good and valid title to the Shares, free and clear of all Liens other than Securities Restrictions.

4.05.	Corporate Authorization

The Company has the requisite power and authority, including the corporate power and authority, to execute and deliver this Agreement, to perform the Company’s obligations under it, and to consummate the Contemplated Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Contemplated Transactions, have been duly and validly authorized by the Company’s Governing Body, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to perform the Company’s obligations under it, or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforcement Limitations. Upon the execution and delivery by the Company of any other Transaction Document to which the Company is a party in connection with this Agreement, other than this Agreement (collectively, the “Company Transaction Documents”), each of the Company Transaction Documents will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforcement Limitations.

4.06.	Non-Contravention; Filings and Consents

(a)	The execution, delivery and performance by the Company of this Agreement and the Company Transaction Documents and the consummation by the Company of the Contemplated Transactions do not and will not (with or without notice or lapse of time, or both):

(i)	contravene, conflict with, or result in any violation or breach of any provision of the Governing Documents of the Company;

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(ii)	assuming compliance with the matters referred to in Section 4.06(b), contravene, conflict with or result in a violation or breach of any provision of any Law or Order;

(iii)	require any Consent under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or Default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any contract to which Seller is a party, or by which its properties or assets may be bound or affected or any Governmental Authority affecting, or relating in any way to the Business; or

(iv)	result in the imposition or creation of any Lien on, or with respect to, the Acquired Assets or any assets of the Company.

(b)	The execution, delivery and performance by Sellers of this Agreement and the Seller’s Transaction Documents, and the consummation by Sellers of the Contemplated Transactions do not and will not require any Consent of, action by, filing with or notification to, any Governmental Authority.

4.07.	Books and Records

The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether or not the Company is subject thereto), including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

4.08.	Financial Statements

(a)	The Company has delivered to the Buyer all financial information reasonably requested by the Buyer.

(b)	Except as set forth on Schedule 4.08(b), the Company has no Liabilities except obligations under Contracts to which the Company is a party.

4.09.	Absence of Certain Changes

Except as set forth on Schedule 4.09, since the date of the Company’s incorporation (a) the Company and its Affiliates have conducted their respective businesses only in the ordinary course of business, except for actions taken in respect of this Agreement, and (b) neither the Company nor any of its Affiliates has taken any of the following actions:

(a)	merged or consolidated the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructured, reorganized or completely or partially liquidated or otherwise entered into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(b)	acquired assets outside of the ordinary course of business from any other Person in any transaction or series of related transactions;

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(c)	made or authorized any capital expenditure;

(d)	made any changes with respect to financial accounting policies or procedures, except as required by changes in GAAP or applicable Law;

(e)	settled any litigation or other proceedings before a Governmental Authority (i) for an amount in excess of $5,000 or any obligation or Liability of the Company in excess of such amount, (ii) on a basis that would result in (A) the imposition of any writ, judgment, decree, settlement, award, injunction or similar order of any Governmental Authority that would restrict the future activity or conduct of the Company or any of its Subsidiaries or (B) a finding or admission of a violation of Law or violation of the rights of any Person by the Company or any of its Subsidiaries, or (iii) that is brought by any current, former or purported holders of any capital stock or debt securities of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement;

(f)	other than in the ordinary course of business, (i) amended, modified or terminated any Material Contract or License, (ii) taken or omitted to take any action that would cause any Company Intellectual Property, including registrations thereof or applications for registration, to lapse, be abandoned or cancelled, or fall into the public domain, or (iii) cancelled, modified or waived any debts or claims held by it or waive any rights; or

(g)	except as otherwise required by applicable Law, (i) granted or provided any severance or termination payments or benefits to any of its or its Subsidiaries’ directors, officers, or employees, (ii) increased the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of its or its Subsidiaries’ directors, officers or employees, (iii) established, adopted, amended or terminated any “employee benefit plan” or amended the terms of any outstanding equity-based awards, (iv) forgiven any loans to any of its or of any of its Subsidiaries’ directors, officers or employees, (v) terminated the employment (other than for cause) of any Company Employee, or hired any Company or Subsidiary employee, except for hiring in the ordinary course of business to fill an existing vacancy, or (vi) entered into any negotiations concerning any collective bargaining agreement or understanding with a labor union or organization with respect to any Company Employees.

4.10.	Employee Benefit Plans

The Company does not maintain any “employee benefit plans” as defined in Section 3 of ERISA, and does not have any plan or commitment to establish any new “employee benefit plan”.

4.11.	Labor and Employment Matters

(a)	The Company does not have any employees and has not had any employees since the Company’s inception.

(b)	Schedule 4.11(b) contains a complete and accurate list of all Persons who perform services for the Company and its Subsidiaries (i) under a leasing, contract worker, or similar arrangement with a third-party employer, or (ii) as an independent contractor (excluding accounting, tax, legal, and similar service providers), along with, for each Person described in clauses (i) and (ii), such Person’s current compensation or fee, date of engagement, workplace location, and the nature of the services they perform in respect of the Company and its Subsidiaries.

(c)	The Company and each Subsidiary has complied with all applicable Laws concerning labor and employment and the terms of each applicable employment or services agreement in respect of all of their respective current and former employees and independent contractors, including such Laws relating to wages, hours, discrimination in employment, whistleblower protections, retaliation, worker classification, workplace safety and health, immigration, employee data privacy and security, tax withholding and reporting, workers’ compensation, unemployment insurance and employment termination. Neither the Company nor any Subsidiary (i) has received notice of any actual or alleged violation of any such Law or breach of any such agreement, and, to the Knowledge of any Seller or the Company, there are no grounds therefor, or (ii) has been subject to or received notice of an audit or investigation by any Governmental Authority relating to any employment- related matter.

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(d)	Neither the Company nor any Subsidiary is delinquent in payments to any Company Employee or other individual who has performed services for the Company for wages, salaries, commissions, bonuses, fees or other compensation for any services performed.

4.12.	Litigation

Except as set forth in Schedule 4.12, there is no Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company, including any Proceeding in respect of the Contemplated Transactions. The Company has no Knowledge of any stated facts or contemplated events that reasonably could be expected to give ruse to any Proceeding. The Company is not subject to any outstanding Order (a) that prohibits the Company from conducting its business as now conducted or proposed to be conducted or (b) that would, individually or in the aggregate, have had or would reasonably be expected to have had a Material Adverse Effect.

4.13.	Tax Matters

(a)	The Company has timely filed all federal, state, local and foreign Tax returns, estimates, information statements and reports relating to any and all Taxes of the Company or its operations (the “Tax Returns”) required to be filed by Law by the Company as of the Agreement Date. All such Tax Returns are true, correct and complete, and the Company has timely paid all Taxes (including, without limitation, income, social security, and employment Tax withholding for all types of compensation) attributable to the Company that that were due and payable by it as shown on such Tax Returns, except with respect to matters contested in good faith.

(b)	As of the Agreement Date, there is no written claim or assessment pending or, to the Knowledge of the Company, threatened against the Company for any alleged deficiency in Taxes of the Company, and there is no audit or investigation with respect to any liability of the Company for Taxes. the Company has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(c)	The Company and each of its Affiliates have withheld from their employees (and timely paid to the appropriate Governmental Authority) proper and accurate amounts for all periods through the Agreement Date in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).

(d)	The Company and each of its Affiliates have withheld (and timely paid to the appropriate Governmental Authority) proper and accurate amounts for all periods through the Agreement Date in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws other than provisions of employee withholding (including, without limitation, withholding of Tax on dividends, interest, and royalties and similar income earned by non-resident aliens and foreign corporations and withholding of Tax on United States real property interests).

4.14.	Compliance with Laws; Permits

(a)	Since the date of the Company’s incorporation, neither the Company nor any of its Affiliates has not been in conflict with, in default or, with notice, lapse of time or both, would be in default, with respect to or in violation of any Law, or of any Order applicable to the Company or any of its Affiliates or by which any property or asset of the Company or any of its Affiliates is bound or affected.

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(b)	Since the date of the Company’s incorporation, neither the Company nor any of its Affiliates has not received any written notice:

(i)	of any default or violation as described in Section 4.14(a);

(ii)	of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Affiliates; or

(iii)	from any Governmental Authority alleging that the Company or any of its Affiliates is not in compliance with any Law or Order.

(c)	The Company and each of its Affiliates has all Permits required to conduct its and their businesses as currently conducted, and such Permits are valid and in full force and effect. The Company and each of its Affiliates are in compliance with the terms of such Permits and, as of the Agreement Date, neither the Company nor any of its Affiliates has received written notice from any Governmental Authority threatening to revoke, or indicating that it is investigating whether to revoke, any such Permit.

4.15.	Intellectual Property

(a)	Schedule 4.15(a) contains a complete and accurate list of each Mark owned or purported to be owned by the Company that is subject to any registration or application by or with any Governmental Authority. All of the Marks listed or required to be listed on Schedule 4.15(a) (the “Company Marks”) are to the Knowledge of the Company valid and enforceable. No Company Mark is involved in any opposition, invalidation or cancellation Proceeding and to the Knowledge of the Company, no such Proceeding is threatened with respect to any of the Company Marks. To the Knowledge of the Company, no Person is engaging in any activity that infringes the Company Marks. To the Knowledge of the Company, none of the Company Marks nor the conduct of the Business infringes any Mark of any other Person, and no claim to that effect is pending or (to the Knowledge of the Company) threatened.

(b)	Schedule 4.15(b) contains a complete and accurate list of each Patent owned purported to be owned by the Company that is subject to any issuance or application by or with any Governmental Authority. All of the Patents listed or required to be listed on Schedule 4.15(b) (the “Company Patents”) are to the Knowledge of the Company valid and enforceable. No Company Patent is involved in any interference, reissue, reexamination, or opposition Proceeding and to the Knowledge of the Company, no such Proceeding is threatened with respect to any of the Company Patents. To the Knowledge of the Company, no Person is engaging in any activity that infringes the Company Patents. To the Knowledge of the Company, none of the Company Patents nor the conduct of the Business infringes any Patent or other proprietary right of any other Person, and no claim to that effect is pending or (to the Knowledge of the Company) threatened.

(c)	Schedule 4.15(c) contains a complete and accurate list each Copyright owned or purported to be owned by the Company in connection with the Business that is subject to any registration or application by or with any Governmental Authority. All of the Copyrights listed or required to be listed on Schedule 4.15(c) (the “Company Copyrights”) are to the Knowledge of the Company valid and enforceable. To the Knowledge of the Company, no Person is engaging in any activity that infringes the Company Copyrights. To the Knowledge of the Company, none of the Company Copyrights nor the conduct of the Business infringes upon any Copyright of any Person, and no claim to that effect is pending or (to the Knowledge of the Company) threatened.

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(d)	To the Knowledge of the Company, no Trade Secret owned or purported to be owned by the Company (the “Company Trade Secrets”) nor use of any Trade Secret by the Company in connection with the Business misappropriates any Trade Secret or infringes any other Intellectual Property rights of any Person, and no claim to that effect is pending or (to the Knowledge of the Company) threatened.

(e)	Schedule 4.15(e) sets forth a complete list of all Software Programs and Databases developed by one or more third parties and used by the Company in connection with the Business, other than commercially available Software Programs and Databases that carry an annual license, maintenance, or subscription cost of less than of $10,000 (the “Third Party Software Programs”). Pursuant to one or more Licenses, the Company has the right and license to use each Third Party Software Program in the manner in which the Company currently is using such Third Party Software Program, and all use of each Third Party Software Program by the Company has been in material compliance with the applicable License or Licenses. To the Knowledge of the Company, no Person has asserted against the Company a written claim that the Company’s use of the Third Party Software Program infringes, misappropriates or contributes to the infringement of any patent claim, copyright or trade secret right of any Third Party, and to the Company’s Knowledge there is no basis for any such claim.

(f)	Except as set forth on Schedule 4.15(f), the Company is the owner of all right, title and interest in and to all of the Company Marks, Company Patents, Company Copyrights, and Company Trade Secrets (collectively, the “Company Intellectual Property”), free and clear of all Liens other than Permitted Liens, and has the right to use all Company Intellectual Property and Third-Party Software Programs without payment to a Third Party, other than in respect of Licenses or Incidental Licenses.

(g)	The Company has enforced commercially reasonable efforts to protect the confidentiality of all Company Trade Secrets included in the Company Intellectual Property.

(h)	Except as set forth on Schedule 4.15(h), all personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Company Intellectual Property have executed agreements with the Company that have (i) reasonable confidentiality and non-use protections for the Company Trade Secrets and confidential information and (ii) assigning to the Company ownership of all such Company Intellectual Property rights or (iii) have executed instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all such Intellectual Property (including through the New Assets Assignment Agreement).

(i)	Schedule 4.15(i) sets forth a complete list of all licenses, sublicenses, agreements, and permissions, as amended to the Agreement Date, as to any Intellectual Property, licensed or sublicensed to the Company by any Third Party other than Incidental Licenses (collectively, the “Licenses”). The Company previously has made available to Buyer and Parent true, correct, and complete copies of all Licenses listed or required to be listed on Schedule 4.15(i) of the Disclosure Schedule. With respect to each License listed or required to be listed on Schedule 4.15(i) of the Disclosure Schedule, to the Knowledge of the Company:

(i)	The License is valid, binding, enforceable and in full force and effect, and will continue to be legal, valid, binding, enforceable, and in full force and effect immediately after the Closing on terms and subject to conditions materially similar to those prevailing for the Company as of the Agreement Date;

(ii)	no party to the License is in breach or default and no event has occurred which with notice or lapse or time would constitute a breach or default under the License or permit termination, modification, or acceleration of the License;

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(iii)	no underlying item of the Intellectual Property covered by the License is subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

(iv)	no Proceeding is pending or is threatened which challenges the legality, validity, or enforceability of any underlying item of the Intellectual Property covered by the License; and

(v)	the Company has not granted any sublicense or similar right with respect to any License.

4.16.	Information Technology

The electronic data processing, information, recordkeeping, communications, telecommunications, account management and other computer systems, including all software, firmware, hardware and related documentation, (“IT Systems”) used by the Company in the operation of the Business:

(a)	are adequate in all material respects for their intended use and for the operation of the Company’s business as currently operated;

(b)	to the Knowledge of the Company, are capable of being operated and maintained for their intended use in connection with the operation of the Company’s business as currently operated;

(c)	to the Knowledge of the Company, are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other contaminant that may be used to (i) permit unauthorized access to the IT Systems, or (ii) disable or erase software, hardware, or data within the IT Systems; and

(d)	to the Knowledge of the Company, have not been compromised resulting in any loss of client, employee or personally identifiable data in such a manner that would have required the Company to provide notification and/or remediation to affected parties under applicable Laws.

4.17.	Digital Assets

(a)	Schedule 4.17(a) contains a complete and accurate list and summary description of all Web Sites used by the Company in connection with its business (the “Company Web Sites”).

(i)	With respect to the Domain Names relating to the Company Web Sites:

(A)	All Domain Names have been registered in the name of the Company.

(B)	To the Knowledge of the Company, no Domain Name relating to the Company Web Sites has been or is now involved in any written dispute, and no such action is threatened with respect to any Domain Name.

(ii)	To the Company’s Knowledge, the use of the Company Web Sites does not infringe upon, misappropriate, or contribute to the infringement of, any Patent claim, Copyright, Mark, Trade Secret or any other Intellectual Property right of any Third Party. To the Knowledge of the Company, no Person has asserted against the Company a written claim that the use, license, sale or lease of any of Company Web Sites, infringes, misappropriates or contributes to the infringement of any Patent claim, Copyright, Mark, or Trade Secret right of any Third Party, and to the Company’s Knowledge there is no basis for any such claim.

(b)	Schedule 4.17(b) contains a complete and accurate list of all Digital Accounts used by the Company in connection with its business (the “Company Digital Accounts”). To the Knowledge of the Company, the Company has the right and license to use each Company Digital Account in the manner in which the Company currently is using such Company Digital Account, and all use of each Company Digital Account by the Company has been in material compliance with the terms of use or access of the applicable social media provider.

(c)	The Company is the owner of all right, title and interest in and to the Company Digital Assets or has the valid right to use such Digital Assets, free and clear of all Liens other than Permitted Liens.

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4.18.	Real Property

The Company does not (i) currently own, nor has it at any time since its inception owned, any real property or (ii) currently hold, nor has it at any time since its inception held, any leasehold or other interest in any real property.

4.19.	Material Contracts

(a)	Schedule 4.19 lists as of the Agreement Date each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets (excluding (x) Licenses, all of which Contracts are disclosed on Schedule 4.15(i)):

(i)	any Contract or group of related Contracts for the purchase or lease of services, products, materials, supplies, goods, equipment, or other assets providing for either (A) annual payments by the Company in excess of $5,000, including any and all purchase orders; or (B) give rise to anticipated receipts by the counterparty to the Contract of more than $5,000 in any calendar year, in each case that cannot be terminated on more than ninety (90) days’ notice without payment by the Company of a penalty in excess of $5,000;

(ii)	any Contract involving the obligation of the Company to sell products or services pursuant to which the aggregate payments to become due to the Company exceeds $5,000 annually;

(iii)	any Contract relating to the acquisition or disposition of any material business (whether by merger, stock sale, asset sale, or otherwise) pursuant to which the Company has material continuing obligations following the date of this Agreement;

(iv)	any Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;

(v)	any Contract appointing any agent to act on behalf of the Company or any power of attorney;

(vi)	any option, license, franchise or similar Contract;

(vii)	any employment, severance, retention, change in control or similar Contract with any current or former director, officer or employee with the title of vice-president or higher of the Company in respect of which the Company has or could reasonably be expected to have ongoing payment obligations after the Closing Date;

(viii)	any Contract with a Governmental Authority;

(ix)	any Contract between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand;

(x)	any Contract containing provisions that limit the ability of the Company or any of its Affiliates (or which, following the consummation of the transactions contemplated hereby, could restrict the ability of Buyer or any of its Affiliates) to compete in any business or with any Person or in any geographic area, or to sell, supply or distribute any of the Company’s services or products (including any non-compete, exclusivity, “most-favored-nation” or similar requirements) or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of so competing or engaging;

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(xi)	any Contract that provides for or governs the formation, creation, operation, management or control of any strategic partnership, joint venture, joint development, or similar arrangement or partnership; and

(xii)	any Contract that relates to Indebtedness having an outstanding principal amount in excess of $1,000 or conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case, in connection with which the aggregate actual contingent obligations of the Company and its Subsidiaries under such Contract is greater than $1,000.

(b)	The Company previously has made available to Buyer and Parent true, correct, and complete copies of all Contracts disclosed or required to be disclosed on Schedule 4.19 (each, a “Material Contract”); in the case of any oral Material Contract, Schedule 4.19 sets forth a full and accurate written summary of the material terms of such Contract. Each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and is in full force and effect and enforceable in accordance with its terms, subject to the Enforcement Limitations, and unless expired or terminated in accordance with its terms. The Company, its Subsidiaries and, to the Knowledge of Sellers and the Company, each other party to each Material Contract, have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or by any other party, and no event has occurred that with the lapse of time or the giving of either written or oral notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or by any other party to each Material Contract.

4.20.	No Violation of Laws

Neither the Company nor, to the Knowledge of the Company, the Company’s constituents, is conducting or carrying on the Business in violation of any applicable Law, nor have any of them submitted for payment claims for services not rendered or goods not provided or that was otherwise false or in violation of applicable Law. Neither the Company nor, to its Knowledge, any of the Company’s constituents, directly or indirectly, has (a) given or received, or agreed to give or receive, or is aware that there has been made or that there is an agreement to make or receive, any gift or gratitude payment of any kind, nature or description (whether in money, property or services) to any Person, or (b) made, or has agreed to make, or is aware that there is any agreement to make, a political contribution or other contribution, payments or gifts to or for the private use of any government official, employee or agent; or pursuant to circumstances in which the payment or the purpose of the contribution, payment or gift is illegal under Laws of the United States, any state thereof, or any other jurisdiction (foreign or domestic).

4.21.	Insurance

Since the Company’s inception, it has not maintained and currently does not maintain any policies of insurance, including any property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance.

4.22.	Transactions with Affiliates

Except as disclosed on Schedule 4.22: (a) none of the customers, suppliers, distributors or sales representatives of the Company are Affiliates of the Company or of any of its officers, directors, stockholders, or any immediate family member of any officer, director, or Affiliate of Seller (“Related Person”); (b) none of the properties or assets of the Company are owned or used by or leased to any Affiliates of the Company or of any of its officers, directors or stockholders; (c) no Affiliate of the Company or of any of its officers, directors or stockholders is a party to any Company agreement; and (d) no Affiliate of the Company or of any of its officers, directors or stockholders provides any legal, accounting or other services to the Company.

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4.23.	Brokers; Certain Expenses

No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the Contemplated Transactions based upon agreements made by or on behalf of the Company or any of its Affiliates.

4.24.	Completeness and Accuracy

(a)	No representation or warranty of Sellers or the Company in this Agreement or in any certificate, Appendix, Schedule, or Exhibit attached to this Agreement or furnished pursuant to it, or in any other agreement, instrument, or document executed by or on behalf of Sellers or the Company in connection with the Contemplated Transactions, or delivered by or on behalf of Seller or the Company in connection with Buyer’s due diligence investigation of the Company contains, or on the Closing Date will contain, any untrue statement of material fact or omits, or on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein not misleading in any material respect, and all such statements, representations, warranties, certificates, Appendices, Exhibits, and Schedules shall be true and complete in all material respects on and as of the Closing Date as though made on that date.

(b)	All documents referenced in the Appendices, Exhibits and Schedules to this Agreement and previously provided to Buyer have been delivered to or made available to Buyer and are true and correct in all respects. The Company has no Knowledge of any fact that has specific application to the Company (other than general economic or industry conditions) and that may have a Material Adverse Effect that has not been set forth in this Agreement or the Disclosure Schedule.

5. Representations and Warranties of Parent and Buyer

Parent and Buyer jointly and severally represent and warrant to Sellers and the Company as follows:

5.01.	Organization

Parent is a corporation duly incorporated, validly existing, and in good standing under the Laws of the Commonwealth of Australia. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Parent and Buyer each have the requisite corporate power to carry on their respective businesses as conducted on the Agreement Date.

5.02.	Authority for this Agreement

(a)	Parent and Buyer each have the requisite power and authority, including the corporate power and authority, to execute and deliver this Agreement and the other Transaction Documents to which each of them is party (collectively, the “Buyer Transaction Documents”), to consummate the Contemplated Transactions, and to perform their respective obligations under this Agreement and the other Buyer Transaction Documents.

(b)	The execution, delivery and performance by Parent and Buyer of this Agreement and the other Buyer Transaction Documents, and the consummation by Parent and Buyer of the Contemplated Transactions, have been duly and validly authorized by the respective Governing Bodies of Parent and Buyer, and no other corporate actions on the part of either Parent or Buyer are necessary (i) to authorize this Agreement or the other Buyer Transaction Documents, (ii) to consummate the Contemplated Transactions, or (iii) to perform Parent’s and Buyer’s respective obligations under this Agreement or the other Buyer Transaction Documents.

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(c)	This Agreement has been duly and validly executed and delivered by Parent and by Buyer and constitutes a legal, valid and binding agreement of Parent and of Buyer, enforceable against each of Parent and Buyer in accordance with its terms, assuming the Agreement constitutes the legal, valid and binding agreement of Sellers and the Company, and subject to the Enforcement Limitations.

(d)	Upon the execution and delivery by Parent or Buyer, or both, of any other Buyer Transaction Document, each Buyer Transaction Document will constitute the legal, valid, and binding obligation of Parent or Buyer or both, as the case may be, enforceable against Parent or Buyer or both, as the case may be, in accordance with its terms, assuming the Buyer Transaction Document constitutes the legal, valid and binding agreement of the Company or any Seller that is a party to it, and subject to the Enforcement Limitations.

5.03.	Consents and Approvals

The execution, delivery and performance of this Agreement and the other Buyer Transaction Documents by Parent and Buyer and the consummation of the Contemplated Transactions by Parent and Buyer do not and will not require any Consent of, action by, filing with or notification to, any Governmental Authority.

5.04.	Non-Contravention

The execution, delivery and performance by Parent and Buyer of this Agreement and the other Buyer Transaction Documents and the consummation by Parent and Buyer of the Contemplated Transactions do not and will not (with or without notice or lapse of time or both): (a) contravene, conflict with, or result in any violation or breach of any provision of the Governing Documents of either Parent or Buyer; (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any Law or Order applicable to Buyer; or (c) require any Consent under, violate, conflict with, result in any breach of any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any contract to which Buyer is a party, or by which its properties or assets may be bound or affected.

5.05.	Consideration Shares

The Parent has reserved for issuance sufficient Parent Shares from its authorized capital stock for purposes of issuing the Consideration Shares in accordance with this Agreement. The Consideration Shares, when issued, sold, and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid, and nonassessable, and free of restrictions on transfer other than the restrictions set forth in Appendix C to this Agreement and Securities Restrictions. Assuming the accuracy of the representations of each Seller in Section 3.05 of this Agreement, the Consideration Shares will be issued in compliance with all applicable U.S. federal and state securities Laws.

5.06.	Litigation

There is no Proceeding pending or, to the Buyer’s Knowledge, threatened against or involving the Buyer that would prevent or restrict the Buyer’s performance of its obligations under this Agreement and/or the Buyer’s Transaction Documents or the consummation of the Contemplated Transactions. There is no Proceeding pending or, to the Parent’s Knowledge, threatened against or involving the Parent that would prevent or restrict the Parent’s performance of its obligations under this Agreement and/or the Buyer’s Transaction Documents to which the Parent is a party, or the consummation of the Contemplated Transactions.

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5.07.	Brokerage

There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Parent or the Buyer.

5.08.	Sufficiency of Funds

Each of the Parent and the Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make the payment(s) contemplated to be made by it pursuant to this Agreement.

6. Covenants and Agreements

6.01.	Conduct of Business of the Company Pending the Closing

(a)	Seller, on the one hand, and the Company, on the other hand, each covenant and agree that, during the period from the Agreement Date until the Closing Date, except with the prior written consent of Buyer, or as expressly contemplated by this Agreement, or as set forth in Schedule 6.01(a), or as required by Law, the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and the Company and its Subsidiaries shall comply with all applicable Laws, rules and regulations and to the extent consistent therewith, preserve their business organizations intact and maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, licensors, licensees, Governmental Authorities, employees, agents, consultants, and business associates, to keep available the services of the Company’s and its Subsidiaries’ present employees, agents and consultants. Without limiting the generality of the foregoing, from the Agreement Date until the Closing Date, except with the prior written consent of Buyer, or as expressly contemplated by this Agreement, or as set forth in Schedule 6.01(a), or as required by Law, the Company will not and will not permit its Subsidiaries to:

(i)	amend or propose any change to its Governing Documents;

(ii)	merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii)	acquire assets outside of the ordinary course of business from any other Person in any transaction or series of related transactions;

(iv)	except for the issuance of shares upon the exercise of employee plan options outstanding on the date of this Agreement, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of the Company stock or stock of any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v)	create or incur any Lien on any assets of the Company or any of its Subsidiaries;

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(vi)	make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

(vii)	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any Contract with respect to the voting of its capital stock;

(viii)	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix)	incur, or enter into, amend, modify or terminate any Contract with respect to, any Indebtedness for borrowed money or guarantee, or enter into, amend, modify or terminate any guarantee of, such Indebtedness of another Person, or issue, sell, enter into, amend, modify or terminate any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries;

(x)	make or authorize any capital expenditure;

(xi)	make any changes with respect to financial accounting policies or procedures, except as required by changes in GAAP or applicable Law;

(xii)	settle any litigation or other proceedings before a Governmental Authority (A) for an amount in excess of $5,000 or any obligation or Liability of the Company in excess of such amount, (B) on a basis that would result in (I) the imposition of any writ, judgment, decree, settlement, award, injunction or similar order of any Governmental Authority that would restrict the future activity or conduct of the Company or any of its Subsidiaries or (II) a finding or admission of a violation of Law or violation of the rights of any Person by the Company or any of its Subsidiaries, or (C) that is brought by any current, former or purported holders of any capital stock or debt securities of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement;

(xiii)	other than in the ordinary course of business consistent with past practice, (A) amend, modify or terminate any Material Contract or License, (B) take or omit to take any action that would cause any Company Intellectual Property, including registrations thereof or applications for registration, to lapse, be abandoned or cancelled, or fall into the public domain, or (C) cancel, modify or waive any debts or claims held by it or waive any rights;

(xiv)	make any material tax election or material change in any tax election, change or consent to change the Company’s or any of its Subsidiaries’ method of accounting for tax purposes, file any material amended Tax Return or enter into any settlement or compromise of any material tax liability of the Company or any of its Subsidiaries;

(xv)	except as set forth in Schedule 6.01(a)(xv) or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any of its or its Subsidiaries’ directors, officers, or employees, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of its or its Subsidiaries’ directors, officers or employees, (C) establish, adopt, amend or terminate any “employee benefit plan” or amend the terms of any outstanding equity-based awards, (D) forgive any loans to any of its or of any of its Subsidiaries’ directors, officers or employees, (E) terminate the employment (other than for cause) of any Company Employee, or hire any Company or Subsidiary employee, except for hiring in the ordinary course of business to fill an existing vacancy, provided that Sellers shall first obtain Buyer’s written consent before the hiring of any (x) management or executive personnel, (y) individual for a position having an annual base compensation of over $25,000, or (z) group of individuals for positions having annual base compensation in the aggregate of over $50,000, or (F) enter into any negotiations concerning any collective bargaining agreement or understanding with a labor union or organization with respect to any Company Employees;

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(xvi)	take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Closing set forth in Section 2 not being satisfied; or

(xvii)	agree, authorize or commit to do any of the foregoing.

(b)	Prior to making any written material broad-based communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Buyer with a copy of the intended communication, Buyer shall have a reasonable period of time to review and comment on the communication, and Buyer and the Company shall cooperate in providing any such mutually agreeable communication.

6.02.	Non-Solicitation

(a)	During the period commencing on the Agreement Date and ending on the Closing Date, and during the Restricted Period (collectively, the “Non-Solicitation Period”), no Seller shall, directly or indirectly (other than in connection with providing services to the Buyer, Parent or their Affiliates, including but not limited to the Company):

(i)	induce or attempt to induce or encourage others to induce or attempt to induce, any Person who is or, during the Non-Solicitation Period, becomes an employee of Parent, Buyer, or the Company to terminate such Person’s employment with Parent, Buyer, or the Company; or

(ii)	induce or attempt to induce or encourage others to induce or attempt to induce, any Person who is or, during the Non-Solicitation Period, becomes a customer or client of Parent, Buyer, or the Company to terminate such Person’s business relationship with Parent, Buyer, or the Company.

provided, however, that nothing in this Agreement shall prevent or restrict any Seller from (i) employing any Person whose employment is terminated prior to any such solicitation or employment, or (ii) any general advertising or solicitation for employment.

(b)	If a Seller is in breach of any of the provisions of Section 6.02(a), then the time periods set forth in those provisions shall, as they relate to the breaching Seller, be extended by the length of time during which the breaching Seller is in breach of any of those provisions.

(c)	Each Seller agrees that during the Restricted Period he, she, it, or they will not, either on their own account or directly or indirectly in conjunction with or on behalf of any other Person, disparage or otherwise speak or write negatively about Parent, Buyer, or the Company or cause any other person to disparage or speak or write negatively about Parent, Buyer, or the Company.

(d)	Each Seller acknowledges and agrees that the Company would be irreparably damaged if any of the provisions of this Section 6.02 are not complied with in accordance with their specific terms or are otherwise breached. Accordingly, Parent, Buyer, and the Company shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 6.02 and shall have the right to specifically enforce this Section 6.02 and its terms and provisions against Seller in addition to any other remedy to which Parent, Buyer, and/or the Company may be entitled under this Agreement, at law or in equity.

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(e)	It is the intent of the Parties that each provision of this Section 6.02 be adjudicated valid and enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which adjudication of the validity or enforcement of this Section 6.02 is sought. In furtherance of that intent, each provision of this Section 6.02 shall be severable from each other provision, and any provision of this Section 6.02 that is prohibited or unenforceable in any jurisdiction shall be subject to the following: (i) if the prohibited or unenforceable provision is contrary to or conflicts with any requirement of any statute, rule or regulation in effect in the jurisdiction, then the requirement shall be incorporated into, or substituted for, the prohibited or unenforceable provision to the minimum extent necessary to make the provision valid or enforceable; (ii) the Governmental Authority, arbitrator, or other adjudicatory body considering the matter is authorized to (or, if that Governmental Authority, arbitrator, or other adjudicatory body is unwilling or fails to do so, then the parties shall) amend the unenforceable provision to the minimum extent necessary to make the provision valid or enforceable, and the parties consent to the entry of an order amending the provision to that extent for that purpose; and (iii) if any unenforceable provision cannot be or is not reformed and made valid or enforceable under this Section 6.02, then the prohibited or unenforceable provision shall be ineffective in that jurisdiction to the minimum extent necessary to make the remainder of this Section 6.02 valid or enforceable in that jurisdiction. Any application of the foregoing provisions to any provision of this Section 6.02 shall not (A) affect the validity or enforceability of any other provision of this Section 6.02 or (B) prevent the prohibited or unenforceable provision from being adjudicated valid or enforced as written in any other jurisdiction.

6.03.	Access to Confidential Information

Each of Parent, Buyer, Sellers, and the Company will give the other and the other’s counsel and other representatives, full access throughout the period prior to the Closing Date to all of its properties, books, contracts, commitments and records and furnish to the other during such period with all information concerning its affairs as reasonably requested.

6.04.	Cooperation

All Parties will cooperate with the other Parties in good faith to assure that all requirements of applicable Laws (including, without limitation, all legal and ethical requirements) applicable to the consummation of the Contemplated Transactions and the conduct of business by Buyer through the Company thereafter shall have been met.

6.05.	Confidentiality of Transaction; Publicity

It is the intention of the Parties that this Agreement and the Parties’ performance under it, including any proceedings to resolve any disputes, shall remain confidential and not become part of the public domain. No Party will disclose to any third party any information regarding the existence of this Agreement, the Transaction Documents, the terms of the Contemplated Transactions, or the existence or status of negotiations with respect to them, except for discussions with their respective accountants and attorneys, their advisors, agents, representatives, material clients, landlords, lenders, financial advisors, referral sources, parties whose Consent is required under a Material Contract and disclosures required by Law and legal process. Except as otherwise required by Law, so long as this Agreement is in effect, none of the Buyer, the Parent, the Company, the Sellers’ Representative nor the Sellers shall, nor shall they permit any of their respective constituents to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, this Agreement or the Contemplated Transactions without the Consent of the other, which Consent shall not be unreasonably withheld. Promptly after this Agreement has been executed by all Parties, Buyer and Sellers’ Representative will join in publicly announcing such transaction, the contents of which will be mutually agreed upon by the Buyer and the Sellers’ Representative. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Sellers’ Representative or any Seller from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any Governmental Authority regarding a possible violation of any Law; (ii) responding to any inquiry or legal process directed to such Party individually from any such Governmental Authority; (iii) testifying, participating or otherwise assisting in a Proceeding by any such Governmental Authority relating to a possible violation of Law; (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable Law; or (v) in the case of a Seller, use of such information as is necessary to prepare Tax Returns of such Seller or its Affiliates.

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6.06.	Employment Matters

Nothing contained in this Agreement shall be deemed to abrogate or impair the right of Parent and Buyer (and, after the Closing, the Company and its Subsidiaries) to determine which employees, if any, will continue to be employed by the Company and its Subsidiaries or to determine the compensation and benefits and other terms of employment for such employees after the Closing.

6.07.	Third Party Consents

To the extent that the Contemplated Transactions constitute an “assignment” of any Material Contract or License, or any other assets of the Company, as result of which Parent or Buyer may not exercise the Company’s rights to the Material Contract or other asset without the Consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers’ Representative, at its expense, shall use commercially reasonable efforts to obtain any such required Consent(s) as promptly as possible. If any such Consent shall not be obtained or if any attempted assignment would be ineffective or would impair the rights of Buyer under the Acquired Assets in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers’ Representative, to the maximum extent permitted by law and the Acquired Assets, shall act after the Closing as the agent of Buyer in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Acquired Assets, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

6.08.	Expenses

Except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, and execution of this Agreement and the other Transaction Documents and performance of the Contemplated Transactions, including all fees and expense of its representatives; provided, however, that if this Agreement is terminated pursuant to Section 7.01 by (i) any Party for failure to obtain the approval by the ASX of the Contemplated Transactions and acceptance of the listing of the Consideration Shares on the ASX to satisfy the condition set forth in Section 2.03(d) or (ii) the Company if the Closing has not occurred (other than through the failure of Company to comply with its obligations under this Agreement) on or before the Outside Date (as defined below), or such later date as the Parties may agree upon in writing, the Buyer shall pay the reasonable legal fees incurred by the Company in connection with the Contemplated Transactions, up to a maximum amount of $50,000.00. If this Agreement is terminated, the obligation of each Party to pay its own fees and expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

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6.09.	Sellers’ Representative

(a)	As of the Agreement Date, Suzanne Dance shall be constituted and appointed as the Sellers’ Representative, with full power and authority on each Seller’s behalf: (i) to consummate the Contemplated Transactions in accordance with the terms and conditions set forth in this Agreement and the Transaction Documents; (ii) to receive, give receipt, and disburse any funds received under this Agreement on behalf of or to each Seller; (iii) to holdback from disbursement to all of the Sellers collectively any such funds to the extent the Sellers’ Representative reasonably determines may be necessary or required under the terms and conditions of this Agreement; (iv) to execute and deliver on behalf of each Seller, all documents contemplated in this Agreement, and any amendment, waiver or Consent in connection with this Agreement or the Transaction Documents; (v) to take all other actions required to be taken by or on behalf of the Sellers collectively under the terms and conditions of this Agreement and the Transaction Documents; (vi) to give and receive notices on behalf of the Sellers collectively; and (vii) to do each and every act and exercise any and all rights which the Sellers collectively are, permitted or required to do or exercise under this Agreement and the Transaction Documents, including but not limited to (A) initiating or refraining from initiating or disputing or refraining from disputing any indemnity or other claim under this Agreement and the Transaction Documents, as the Sellers’ Representative, in its reasonable discretion, determines is necessary or desirable, (B) negotiating, compromising, and resolving any dispute which may arise under this Agreement or the Transaction Documents, as the Sellers’ Representative, in its sole discretion, determines to be necessary or advisable, or (C) exercising or refraining from exercising remedies available under this Agreement and the Transaction Documents and signing any release or other document with respect to such dispute or remedy, as the Sellers’ Representative, in reasonable discretion, determines to be necessary or desirable. Each Seller, by accepting the consideration payable to him, her or it under this Agreement, irrevocably grants unto the Sellers’ Representative, as attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or required to be done in connection with the Contemplated Transactions as fully to all intents and purposes as such Seller might or could do in person. Such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity or bankruptcy of any Seller.

(b)	All decisions, actions, consents and instructions of the Sellers’ Representative authorized to be made, taken or given pursuant to this Section 6.09 shall be final and binding upon all the Sellers, and no Seller shall have any right to object, dissent, protest or otherwise contest the same, except for fraud, bad faith or intentional and willful misconduct of the Sellers’ Representative in connection therewith. The Sellers’ Representative will incur no Liability of any kind with respect to any action or omission by the Sellers’ Representative in connection with its services pursuant to this Agreement and the Transaction Documents, except to the extent resulting from the Sellers’ Representative’s bad faith or willful misconduct. The Sellers will indemnify, defend and hold harmless the Sellers’ Representative from and against any and all Losses (including the reasonable out-of-pocket fees and expenses of counsel and experts and their staffs and all reasonable expense of document location, duplication and shipment) (collectively, “Representative Losses”) to the extent arising out of the Sellers’ Representative’s execution and performance of this Agreement and the Transaction Documents, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the bad faith or willful misconduct of the Sellers’ Representative, the Sellers shall have no obligation under the foregoing indemnity and the Sellers’ Representative will immediately reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such bad faith or willful misconduct. If not paid directly to the Sellers’ Representative by the Sellers, any such Representative Losses may be recovered by the Sellers’ Representative from the funds in the Expense Fund; provided, that while this section allows the Sellers’ Representative to be paid from the Expense Fund, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Sellers’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Sellers’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. The Sellers acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Sellers’ Representative or the termination of this Agreement. The Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts actually received on behalf of such Seller. The Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. The Sellers understand and agree that the Sellers’ Representative may have various actual, perceived or potential conflicts of interest and hereby waive and agree to waive any and all such conflicts of interest, to not assert any claim on the basis thereof, and not to seek to disqualify the Sellers’ Representative due to any and all such conflicts of interest or potential conflicts of interest or appearances of impropriety. The Sellers’ Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

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(c)	In the event that the Sellers’ Representative becomes unable to perform the Sellers’ Representative’s responsibilities or resigns from such position, the Sellers shall select another representative to fill such vacancy and such substituted representative shall (i) be deemed to be the Sellers’ Representative for all purposes of this Agreement and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Sellers’ Representative.

6.10.	Sellers’ Release

(a)	Effective as of the Closing, each Seller hereby releases, remises and forever discharges the Company from any dispute, claim, controversy, demand, right, obligation, Liability arising out of any matter or event occurring prior to the Closing, action or cause of action of every kind and nature, including any unknown, unsuspected or undisclosed claim or any claim or right that may be asserted or exercised by such Seller against the Company.

(b)	The release contained in Section 6.10(a) does not include any release of such Seller’s rights and benefits, if any: (i) if such Seller is or was an officer or director of the Company with respect to rights to indemnification rights set forth in Section 8.03 or under any indemnification agreement between such officer or director with the Company prior to the Closing Date; (ii) to claims for earned but unpaid wages or vested employee benefits, including salary and reimbursements of expenses incurred prior to the Closing and otherwise reimbursable in accordance with the Company’s policies, continuation coverage benefits under Section 4980B of the Code, or any other similar benefits required by applicable Law, workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy, and matters which, under applicable Law or public policy, cannot be released; (iii) under this Agreement or the Transaction Documents; (iv) arising under agreements between a Seller on the one hand, and the Buyer and the Parent and their respective Affiliates (other than the Company), on the other, that are unrelated to such Seller’s position as a stockholder of the Company; (v) asserting a right of contribution against another Seller; and (vi) that cannot be released or discharged under applicable Law.

6.11.	Termination of Voting Agreement

Contingent upon the Closing, each of the Sellers and the Company hereby agree that the Voting Agreement, dated January 18, 2021, among the Company, Hans Ulmert in his individual capacity, and the Sellers shall be terminated and of no further force and effect as of the Closing Date.

6.12.	Best Efforts

Parent and Buyer shall each use its best efforts to cause the approval by the ASX of the Contemplated Transactions and listing of the Consideration Shares to satisfy the condition set forth in Section 2.03(d), including but not limited to submitting the Contemplated Transactions for a vote by the Parent’s shareholders at the next meeting of the Parent’s shareholders to the extent required by the ASX; provided, however, that neither Parent nor Buyer shall be required to dispose of or make any change to their businesses, expend any material funds, or incur any other material obligation in order to comply with this Section 6.12. For the avoidance of doubt, submitting the Contemplated Transactions for a vote by the Parent’s shareholders shall not be considered a change to the business of the Parent or Buyer, a material expenditure of funds or a material obligation.

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7. Termination

7.01.	Termination Events

By notice given prior to or at the Closing, this Agreement may be terminated:

(a)	by Parent, if a material breach of any provision of this Agreement has been committed by any Seller and such breach has not been waived or, if capable of being cured, cured by such Seller, within 20 days (or such lesser period remaining prior to the date that is one Business Day prior to the Outside Date) after written notice therefrom by Parent to such Seller;

(b)	by the Company, if a material breach of any provision of this Agreement has been committed by Parent or Buyer and such breach has not been waived or, if capable of being cured, cured by Parent or Buyer, as applicable, within 20 days (or such lesser period remaining prior to the date that is one Business Day prior to the Outside Date) after written notice therefrom by the Company to Parent or Buyer, as applicable;

(c)	by Parent, if (i) any of the conditions in Sections 2.02 and 2.03 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible, other than through the failure of Parent or Buyer to comply with their obligations under this Agreement, and (ii) Parent has not waived such condition on or before the Closing Date;

(d)	by the Company, if (i) any of the conditions in Sections 2.02 and 2.04 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible, other than through the failure of Sellers or the Company to comply with their obligations under this Agreement, and (ii) Sellers have not waived such condition on or before the Closing Date;

(e)	by mutual written consent of Parent and the Company; or

(f)	by Parent or the Company if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement or to satisfy any condition to closing required under this Agreement) on or before March 6, 2023 (the “Outside Date”), or such later date as the Parties may agree upon in writing.

7.02.	Effect of Termination

Each party’s right of termination under Section 7.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.01, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 6.05 and 6.08 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

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8. Indemnification

8.01.	Survival

The representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect until the first anniversary of the Closing Date, other than (a) the Fundamental Representations, which shall survive indefinitely; and (b) the representations and warranties set forth in Sections 3.05 (Investment Intent), 4.10 (Employee Benefit Plans), 4.13 (Tax Matters), and 4.15 (Intellectual Property), each of which shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the Parties contained in this Agreement shall survive the Closing indefinitely or for the period explicitly specified in this Agreement. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

8.02.	Indemnification by Seller

From and after the Closing, each Seller shall, severally and not jointly and solely as to such Seller, defend, indemnify and hold harmless Parent, Buyer, and the Company (after the Closing) and their respective directors, managers, stockholders, officers, employees, and agents (each, a “Buyer Indemnified Party”) from and against any and all Losses that constitute, or arise out of or in connection with:

(a)	any inaccuracy or misrepresentation in, or breach of the representations or warranty of Seller or the Company contained in this Agreement or the other Transaction Documents (a “Seller Warranty Breach”), in each case without giving effect to any qualification as to materiality, Material Adverse Effect or words of similar import for purposes of determining whether there has been a breach or inaccuracy or the amount of any Loss;

(b)	any default by (i) the Sellers’ Representative at any time pursuant to this Agreement or (ii) by the Company at or prior to the Closing Date in the performance or observance of any of its or her covenants, or agreements under this Agreement; or

(c)	any Liability incurred by the Company prior to the Closing Date.

8.03.	Indemnification by Buyer

From and after the Closing, Buyer and Parent jointly and severally shall defend, indemnify and hold harmless each Seller and his, her, or its Affiliates, heirs, executors, administrators, members, managers, partners, directors, officers, employees and agents (each, a “Seller Indemnified Party”) from and against any and all Losses that constitute, or arise out of or in connection with:

(a)	any misrepresentation or breach of warranty of Buyer or Parent under Section 5 of this Agreement or in the other Transaction Documents (a “Buyer Warranty Breach”), in each case without giving effect to any qualification as to materiality, Material Adverse Effect or words of similar import for purposes of determining whether there has been a breach or inaccuracy or the amount of any Loss;

(b)	any default by Parent or Buyer in the performance or observance of any of its covenants or agreements under this Agreement.

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8.04.	Representation, Settlement and Cooperation

If any Proceeding is initiated against any Seller Indemnified Party or Buyer Indemnified Party (each, an “Indemnitee”) and the Indemnitee intends to seek indemnification from the Sellers or the Buyer (each, an “Indemnitor”), as applicable, under this Section 8 on account of the Indemnitee’s involvement in the Proceeding, then the Indemnitee shall Notify the applicable Indemnitor; but the failure to Notify the Indemnitor shall not relieve the Indemnitor of its obligations under this Section 8 except to the extent that the Indemnitor demonstrates that its ability to meet its obligations have been prejudiced by the Indemnitee’s failure to Notify. Upon receipt of Notice of a Proceeding for which indemnification is available under this Section 8, the Indemnitor shall diligently defend against the Proceeding on behalf of the Indemnitee at the Indemnitor’s own expense using counsel reasonably acceptable to the Indemnitee; provided, however, that if the Indemnitor shall fail or refuse to conduct the defense, or if the Indemnitee has been advised by counsel that it may have defenses available to it which are different from or in addition to those available to the Indemnitor or that its interests in the Proceeding are adverse to the Indemnitor’s interests, then the Indemnitor will pay the reasonable fees and expenses of the Indemnitee’s separate counsel, so long as such counsel has been approved by the Indemnitor. The Indemnitor or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense and shall not settle any Proceeding without the prior Consent of the other, which Consent shall not be unreasonably withheld. The Indemnitor and Indemnitee shall cooperate with each other in the conduct of any Proceeding.

8.05.	Notice and Satisfaction of Indemnification Claims

No indemnification claim shall be deemed to have been asserted until the applicable Indemnitor has been Notified by the Indemnitee of the amount of the claim and the facts on which the claim is based (including evidence supporting the amount of the claim). For purposes of this Section 8, Notice of an indemnification claim shall be deemed to cover claims arising out of or in connection with all related Proceedings so long as, in the case of Proceedings instituted by third parties, the Indemnitee complies with Section 8.04. Indemnification claims shall be paid within 30 days after the Indemnitor’s receipt of the Notice described in this Section 8.05 (including the required evidence of the amount of the claim). Evidence of the amount of the claims for which the Indemnitee seeks indemnification, and the Indemnitor’s liability shall be in form and content reasonably satisfactory to the Indemnitor.

8.06.	Payments

The Indemnifying Party shall satisfy its obligations within 15 Business Days by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of determination of the indemnifiable Loss to and including the date such payment has been made at a rate per annum equal to the prime rate established by JP Morgan Chase Bank plus two percent (2%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

8.07.	Certain Limitations

The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)	The Sellers shall not be liable to the Buyer Indemnified Parties for indemnification under Section 8.02 unless and until the aggregate amount of all Losses indemnified under such section exceeds an amount equal to $30,000 (the “Basket”), in which event the Sellers shall be liable for Losses in excess of such amount; provided, that the Basket will not apply to or otherwise be comprised of any Losses based upon, arising out of, with respect to or by reason of (i) a breach of any Fundamental Representation, or (ii) for Fraud or willful misconduct.

(b)	The amount of all Losses for which a Seller shall be liable for indemnification under this Section 8 shall be capped at an aggregate amount not to exceed the amounts actually received by such Seller under this Agreement, except with respect to any Losses based upon, arising out of, with respect to or by reason of Fraud on the part of such Seller.

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8.08.	Set-Off

In the event that a Seller shall fail to promptly pay to Buyer the indemnifiable amount of such Losses in accordance with Section 8.06, each Seller, on a several and not joint basis, to the extent of each such Seller’s Pro Rata Share, hereby authorizes Buyer to deduct such Losses from amounts which are due and owing by Buyer under this Agreement or any other agreement which provides for payment by Buyer to such Seller. Such rights to set-off are hereby explicitly granted to Buyer by each Seller.

8.09.	Tax Treatment of Indemnification Payments

All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the consideration for tax purposes, unless otherwise required by Law.

8.10.	Effect of Investigation

The representations, warranties and covenants of the indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in this Agreement

8.11.	Exclusive Remedy

Except for: (a) any equitable remedies which the Parties may pursue pursuant to Section 10.03, (b) enforcement actions of any kind or nature regarding the terms and provisions of this Section 8, or (c) Fraud or intentional willful misconduct, the indemnification under this Section 8 shall be the Parties’ sole and exclusive remedy, each against another, with respect to matters arising under this Agreement. The Parties waive and release any other rights, remedies, causes of action or claims of any kind or nature arising under this Agreement.

9. Notices

9.01.	Valid Notice

All Notices under this Agreement must be in writing in the English language. The effective date of any Notice will be (a) the date of actual receipt, when given by hand or confirmed electronic-mail transmission; (b) the third Business Day after delivery to the carrier, when given by reputable international overnight delivery service; or (c) the fifth Business Day after mailing, when given by international first-class registered or certified airmail, postage prepaid, return receipt requested. If Notice is provided in more than one format required or permitted by this Section 9.01, then the Notice is effective on the first effective date to occur as specified by clause (a), (b), or (c) of this Section 9.01, as applicable.

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9.02.	Company’s Address for Notice

All Notices to the Company, prior to the Closing, must be addressed to the Company at the following address:

Pharma15 Corporation Attention: Suzanne Dance, CEO 17 West 10th Street, Suite 2NS New York, NY 10011 USA email: suzanne@pharma15corporation.com	With a copy to: Fredrikson & Byron, P.A. Attention: Christopher J. Melsha 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402 USA email: cmelsha@fredlaw.com

Seller (and the Company, prior to the Closing ) may change their address for Notice by giving valid Notice to Buyer and Parent in accordance with this Section 9.

9.03.	Seller’s Address for Notice

All Notices to any Seller must be addressed to the Seller at the address set forth on across from the Seller’s name under the heading titled “Purchased Shares” in the table in Schedule 1, with a copy to:

Fredrikson & Byron, P.A. Attention: Christopher J. Melsha 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402 USA email: cmelsha@fredlaw.com

Any Seller may change his, her, their, or its address for Notice by giving valid Notice to Buyer and Parent in accordance with this Section 9.

9.04.	Parent’s and Buyer’s Addresses for Notice

All Notices to Parent and Buyer (and to the Company, from and after the Closing) must be addressed to Parent and Buyer at the following addresses:

Radiopharm Theranostics Limited

Attention: CEO

Suite 1, Level 3, 62 Lygon
Street Carlton South, VIC
3053 Australia

email: rc@radiopharmtheranostics.com

Radiopharm Theranostics (USA), Inc.

Attention: CEO

In either case, with a copy to: Morehous Legal Group, PLLC Attention: David L. Morehous 301 N. Peters Road, Suite 201 Knoxville, TN 37922 USA email: dmorehous@morehouslegal.com

Parent or Buyer (and the Company, from and after the Closing) may change its address for Notice by giving valid Notice to Sellers in accordance with this Section 9.

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10. General Provisions

10.01.	Construction & Interpretation

(a)	Each term defined in the singular form in Appendix A to this Agreement or elsewhere in this Agreement means the plural of the term whenever the plural form is used, and each term defined in the plural form means the singular of the term whenever the singular form is used. The use of a pronoun of any gender is applicable to all genders.

(b)	All terms defined in this Agreement have the same meanings when used in any other certificate, report or document made or delivered pursuant to this Agreement, unless otherwise defined in the certificate, report, or document.

(c)	Accounting terms used and not defined in this Agreement have the meanings given to those terms in the generally accepted accounting principles of the United States, applied on a consistent basis throughout the period in question.

(d)	The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; and section, subsection, schedule, and exhibit references in this Agreement are references to sections and subsections of and schedules and exhibits to this Agreement unless otherwise specified.

(e)	The words “including” and “include” mean including without limiting the generality of any description preceding such term, the phrase “may not” is prohibitive and not permissive, and the word “or” is not exclusive.

(f)	Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from but excluding” and the words “to” and “until” each means “to and including.”

(g)	A reference to any agreement, document, or instrument refers to the agreement, document or instrument as amended or modified and in effect from time to time in accordance with its terms and as permitted in this Agreement.

(h)	Except as otherwise specified, a reference to any Law refers to the Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and to any rules and regulations promulgated under the Law in question; and a reference to any section or other provision of any Law refers to that provision of the Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of the referenced section or other provision.

(i)	The headings preceding the text of the sections of this Agreement and the exhibits to this Agreement are for convenience only and are not a substantive part of this Agreement.

10.02.	Governing Law; Waiver of Jury Trial; Jurisdiction and Venue

(a)	This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware as applied to contracts made and performed within the State of Delaware, without regard to the principles thereof regarding resolution of conflicts of law.

(b)	EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, OR RELATED OR INCIDENTAL TO THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

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(c)	Parent, Buyer, Sellers, and the Company each hereby (i) submit to the jurisdiction of the Identified Courts in any Proceeding arising out of, connected with, or related or incidental to this Agreement, the Contemplated Transactions and/or the relationships established among the Parties under this Agreement; (ii) agree that all claims in respect of the action or proceeding must be heard and determined in the Identified Courts; (iii) agree not to bring any action or proceeding arising out of or relating to this Agreement or the Contemplated Transactions in any court other than one of the Identified Courts; (iv) waive any defense of inconvenient forum to the maintenance of any action or proceeding brought in a Identified Court; and (v) agree that a final judgment in any action or proceeding properly brought in a Identified Court shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

10.03.	Enforcement of Agreement

Sellers and the Company acknowledge and agree that Buyer and Parent would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any material breach of this Agreement by Sellers or the Company could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity, either Buyer or Parent shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement.

10.04.	Waiver; Remedies Cumulative

The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no Notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving the Notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.05.	Entire Agreement and Modification

This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Parent and the Company) and constitutes, together with the other Transaction Documents and the Appendices, Schedules and Exhibits to this Agreement, a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Party to be charged with the amendment.

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10.06.	Appendices and Schedules

All Appendices and Schedules attached to this Agreement or referred to in it and the Recitals to this Agreement are (a) each hereby incorporated into and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement.

10.07.	Assignments, Successors and No Third-Party Rights

No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written Consent of the other Parties, except that Parent or Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any wholly owned subsidiary of Parent or Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 10.07. No assignment of this Agreement permitted by this Section 10.07 shall operate as a release of the assigning Person’s obligations under this Agreement.

10.08.	Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.09.	Time of Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.10.	Counterparts

This Agreement may be executed in two or more counterparts in the English language; each counterpart is an original of this Agreement, and all counterparts constitute a single Agreement. In case of any conflict between the English version and any translated version of this Agreement, the English version will govern. Facsimile or PDF copies of signatures will be treated as original signatures for all purposes. The Parties agree that, in order to fulfill the written form requirement of this Agreement, eSignatures of duly authorized representatives of the Parties may be used as alternative to handwritten signatures on a hardcopy to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

* Signatures appear on following page *

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SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Agreement (in the case of Parent, Buyer, the Company, and any Seller that is an Entity, through their respective officers thereunto duly authorized) as of the Agreement Date.

Parent:

Radiopharm Theranostics Limited,
incorporated under the Laws of the Commonwealth of Australia

By:	/s/ Riccardo Canevari
Riccardo Canevari
Chief Executive Officer

Buyer:

Radiopharm Theranostics (usa), Inc., a
Nevada corporation

By:	/s/ Riccardo Canevari
Riccardo Canevari
Chief Executive Officer

Company:

Pharma15 Corporation, a Delaware
corporation

By:	/s/ Suzanne Dance
Name:	Suzanne Dance
Title:	Chief Executive Officer

Sellers’ Representative:

Suzanne Dance, an individual resident of the State of New York

By:	/s/ Suzanne Dance

*       Signatures continue on following page       *

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Stock Purchase Agreement

Sellers:

FLoCEll Ab, incorporated under the Laws of the Kingdom of Sweden

By:	/s/ Hans Ulmert
Name:	Hans Ulmert
Title:	MD

Suzanne Dance, an individual resident of the State of New York

Signed:	/s/ Suzanne Dance

Humanndiagnostics Gmbh, incorporated under the Laws of the Federal Republic of Germany

By:	/s/ Joerg Traub
Name:	Joerg Traub
Title:	CEO

Norbert Peekhaus, an individual resident of the State of California

Signed:	/s/ Norbert Peekhaus

Daniel Thorek, an individual resident of the State of Missouri

Signed:	/s/ Daniel Thorek

Robert Damoiseaux, an individual resident of the State of California

Signed:	/s/ Robert Damoiseaux

* Signatures continue on following page *

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Stock Purchase Agreement

Sellers (continued):

Kjell Torsten SjÖStrÖM, an individual resident of the Kingdom of Sweden

Signed:	/s/ Kjell Torsten Sjöström

Tine Kold Olesen, an individual resident of the Kingdom of Denmark

Signed:	/s/ Tine Kold Olesen

Mohamed Altai, an individual resident of the Kingdom of Sweden

Signed:	/s/ Mohamed Altai

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Stock Purchase Agreement

APPENDIX A

Definitions

In this Agreement, the following words and expressions have the following meanings:

(a)	“Affiliate” means, with respect to any Person: (i) any director, officer, employee, stockholder, partner or principal of that Person; (ii) any other Person of which that Person is a director, officer, employee, stockholder, partner or principal; (iii) any Person who directly or indirectly controls or is controlled by, or is under common control with, that Person; and (iv) with respect to any Person described above who is a natural person, any spouse and any relative (by blood, adoption or marriage) within the third degree of consanguinity of the Person; and the term “control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b)	“ASX” means the Australian Securities Exchange.

(c)	“ASX Listing Rules” means the listing rules of the ASX.

(d)	“Base Purchase Price” is defined in Section 1.02.

(e)	“Basket” is defined in Section 8.07(a).

(f)	“Business” means the business of the Company as conducted on the Agreement Date, which is the development of antibody-based molecular platforms for therapeutic and/or diagnostic compounds targeting cancer and other malignancies.

(g)	“Business Day” means a day, other than a Saturday or Sunday or public holiday in Wilmington, Delaware, on which commercial banks are open in for general commercial purposes.

(h)	“Buyer” is defined in the preamble to this Agreement.

(i)	“Buyer Indemnified Party” is defined in Section 8.02.

(j)	“Buyer Warranty Breach” is defined in Section 8.03(a).

(k)	“Buyer’s Transaction Documents” is defined in Section 5.02(a).

(l)	“Cash” means cash and cash equivalents of the Company, including checks, commercial paper, treasury bills, cash on deposit and over-the-counter bank deposits as of immediately prior to the Closing, which shall include deposits in transit and be net of outstanding checks, as determined in accordance with GAAP, consistently applied.

(m)	“Closing” is defined in Section 2.01.

(n)	“Closing Adjustment” is defined in Section 1.03(b).

(o)	“Closing Balance Sheet” is defined in Section 1.04.

(p)	“Closing Consideration” is defined in Section 1.02(a).

(q)	“Closing Date” is defined in Section 2.01.

(r)	“Closing Statement” is defined in Section 1.04.

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(s)	“Code” means the Internal Revenue Code of 1986, as amended.

(t)	“Company” is defined in the preamble to this Agreement.

(u)	“Company Copyrights” is defined in Section 4.15(c).

(v)	“Company Digital Accounts” is defined in Section 4.17(b).

(w)	“Company Digital Assets” is defined in Section 4.17(b).

(x)	“Company Employees” is defined in Section 4.11(a).

(y)	“Company Intellectual Property” is defined in Section 4.15(f).

(z)	“Company Marks” is defined in Section 4.15(a).

(aa)	“Company Patents” is defined in Section 4.15(b).

(bb)	“Company Stock” means the common stock, par value $0.0001, of the Company.

(cc)	“Company Trade Secrets” is defined in Section 4.15(d).

(dd)	“Company Transaction Documents” is defined in Section 4.05.

(ee)	“Company Web Sites” is defined in Section 4.17(a).

(ff)	“Consent” means any approval, consent, ratification, waiver, or other authorization.

(gg)	“Consideration Shares” is defined in Section 2.06.

(hh)	“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the other Transaction Documents, including the purchase of the Shares from the Sellers, the conveyance of the Acquired Assets to the Company pursuant to the New Assets Assignment, and the payment to Sellers of the Purchase Price.

(ii)	“Contract” means any legally binding contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other written or oral and legally binding commitment or undertaking.

(jj)	“Copyrights” means all copyrightable works, copyrights, and applications, registrations, and renewals in connection with any of them.

(kk)	“Current Financial Statements” is defined in Section 4.08.

(ll)	“Database” means any database of information and any and all data included therein, whether maintained in machine-readable form or otherwise, including the related Programming Code and Documentation

(mm)	“Digital Account” means any social media or account, including Facebook, Google Plus, LinkedIn, Pinterest, Tumblr, Twitter, and YouTube accounts.

(nn)	“Digital Assets” means all Web Sites, Digital Accounts, and Domain Names.

(oo)	“Disputed Amounts” is defined in Section 1.04(d).

(pp)	“Documentation” means, with respect to a Software Program, Database or Web Site: (i) the Source Code (with comments), as well as any pertinent programming notes within the Source Code; and; and (ii) any and all prepared and deliverable manuals relating to the Software Program, Database, or Web Site, including all notes, flow charts, and programmer’s or user’s manuals.

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(qq)	“Domain Name” means an Internet address or Uniform Resource Locators for a particular Web Site.

(rr)	“Enforcement Limitations” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Law from time to time in effect affecting creditors’ rights generally, and principles governing the availability of equitable remedies.

(ss)	“Entity” means any corporation (wherever incorporated), firm, joint venture, works council or employee representative body, limited liability company, partnership, association, trust, estate or other entity or organization, including a Governmental Authority.

(tt)	“ERISA” means the Employee Retirement Security Act of 1974 (93 P.L. 406).

(uu)	“eSignature” means a signature that consists of one or more letters, characters, numbers, or other symbols in digital form incorporated in, attached to, or associated with an electronic document, that (i) is unique to the person executing the signature; (ii) the technology or process used to make the signature is under the sole control of the person making the signature; (iii) the technology or process can be used to identify the person using the technology or process; and (iv) the electronic signature can be linked with an electronic document in such a way that it can be used to determine whether the electronic document has been changed since the electronic signature was incorporated in, attached to or associated with the electronic document.

(vv)	“Estimated Cash” is defined in Section 1.03(a).

(ww)	“Estimated Closing Statement” is defined in Section 1.03(a).

(xx)	“Estimated Indebtedness” is defined in Section 1.03(a).

(yy)	“Estimated Transaction Expenses” is defined in Section 1.03(a).

(zz)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(aaa)	“Expense Fund” means the Expense Fund Amount held by the Sellers’ Representative in accordance with Section 2.05.

(bbb)	“Expense Fund Amount” is defined in Section 2.05.

(ccc)	“Final Cash” is defined in Section 1.04(a).

(ddd)	“Final Closing Statement” is defined in Section 1.04(a).

(eee)	“Final Indebtedness” is defined in Section 1.04(a).

(fff)	“Final Transaction Expenses” is defined in Section 1.04(a).

(ggg)	“Financial Statements” is defined in Section 4.08.

(hhh)	“Financial Statement Date” is defined in Section 4.08.

(iii)	“Fraud” means common law fraud with a specific intent to deceive based on a representation or warranty contained in this Agreement or with reckless disregard as to the accuracy or inaccuracy of a representation or warranty contained in this Agreement.

Pharma15 Corporation	A-3	APPENDIX A

Stock Purchase Agreement

(jjj)	“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Capacity; Execution and Delivery; Validity), Section 3.03 (Ownership), Section 4.01 (Organization and Corporate Power), Section 4.02 (Capitalization), Section 4.03 (Subsidiaries), Section 4.05 (Corporate Authorization), Section 4.06 (Non-Contravention; Filings and Consents), Section 4.23 (Brokers; Certain Expenses), Section 5.01 (Organization), Section 5.02 (Authority for this Agreement), Section 5.05 (Consideration Shares), Section 5.07 (Brokerage) and Section 5.08 (Sufficiency of Funds).

(kkk)	“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

(lll)	“Governing Body” means (i) with respect to the Company, the Board of Directors of the Company; and (ii) with respect to any other corporation or other Entity, its board of directors or the equivalent.

(mmm)	“Governing Documents” means (i) with respect to the Company, the Certificate of Incorporation and Bylaws of the Company, both as amended through the Agreement Date; (ii) with respect to any other corporation, its charter (or certificate or articles of incorporation) and bylaws; (iii) with respect to any limited liability company, its certificate or articles of formation or organization and its limited liability company agreement or operating agreement; and (iv) with respect to any other Entity, the equivalent under applicable Law of the documents described in clauses (i), (ii), and (iii) of this paragraph (mmm),

(nnn)	“Governmental Authority” means any national, state or local, domestic or foreign or international, government or any judicial, legislative, executive, administrative or regulatory authority, tribunal, agency, body, entity or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign or international.

(ooo)	“Improvements” means all buildings, structures, fixtures and other improvements included in the Real Property.

(ppp)	“Incidental License” means any (i) permitted use right to confidential information in a non-disclosure agreement; (ii) Contract for commercially-available Software Programs with an overall replacement or annual license, subscription or maintenance cost of no more than $10,000 and (iii) non-exclusive license that is not otherwise a Material Contract and merely incidental to the transaction contemplated in the Contract, the commercial purpose of which is primarily for something other than such license, such as any: (A) Contract for the sale of advertising; (B) sales or marketing or similar Contract that includes a license to use the Trademarks and Copyrights of the Company for the purposes of promoting Company products and services and (C) vendor Contract that includes permission for the vendor to identify the Company as a customer of the vendor.

(qqq)	“Indebtedness” means, with respect to the Company as of immediately prior to the Closing, without duplication: (i) the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of all indebtedness for borrowed money; (ii) the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (iii) all indebtedness of the types described in clauses (i) and (ii) above of any Person in respect of which the Company has guaranteed payment; and (iv) the aggregate dollar amount of any funded letters of credit; provided, that “Indebtedness” shall not include (A) accounts payable to trade creditors, purchase commitments incurred in the ordinary course of business, accrued expenses or deferred revenue, or (B) any fees and expenses to the extent incurred by or at the direction of Parent or Buyer or otherwise in connection with any financing contemplated to be obtained by Parent or Buyer or any of Parent’s Affiliates in connection with the Contemplated Transactions or any other Liabilities or obligations incurred or arranged by or on behalf of Parent or Buyer or any of Parent’s Affiliates in connection with the Contemplated Transactions or otherwise. To the extent any Indebtedness will be retired or discharged at the Closing, “Indebtedness” shall also include any and all amounts necessary and sufficient to retire such Indebtedness, including principal (including the current portion thereof), accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness at Closing.

Pharma15 Corporation	A-4	APPENDIX A

Stock Purchase Agreement

(rrr)	“Indemnitee” is defined in Section 8.04.

(sss)	“Indemnitor” is defined in Section 8.04.

(ttt)	“Identified Court” means the Chancery Court of the State of Delaware or the United States District Court for the District of Delaware.

(uuu)	“Independent Accountant” is defined in Section 1.04(d).

(vvv)	“Intellectual Property” means all (i) Marks; (ii) Patents; (iii) Copyrights; (iv) Mask Works; (v) Trade Secrets; (vi) Software Programs, including machine-readable object code, Source Code, and Documentation; (vii) any intellectual property rights in and to Databases ; (viii) other proprietary rights of any kind or nature; and (ix) moral rights with respect to any Copyrights.

(www)	“IRS” means the United States Internal Revenue Service.

(xxx)	“IT Systems” is defined in Section 4.15.

(yyy)	“Knowledge” means:

(i)	an individual will be deemed to have “Knowledge” of a particular fact or matter if the individual has actual knowledge of such fact or matter; and

(ii)	an Entity will be deemed to have “Knowledge” of a particular fact or matter only if any individual who, as of a given time of determination, is a director, officer, manager, partner, executor, or trustee of such Entity (or in any similar capacity) has, or at any time had, Knowledge of such fact or matter; provided, that “Knowledge” as it relates to the Company shall mean the knowledge of Suzanne Dance, Hans Ulmert and Ken Hermann, in each case, following reasonable inquiry of the personnel of the Company who would be reasonably be expected to have knowledge regarding the matter in question.

(zzz)	“Law” means any statute, law, ordinance, rule, regulation or requirement of a Governmental Authority.

(aaaa)	“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

(bbbb)	“Licenses” is defined in Section 4.15(i).

(cccc)	“Lien” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

(dddd)	“Losses” means any and all Liabilities, obligations, claims, contingencies, Taxes, fines, deficiencies, demands, assessments, losses (including diminution in value), damages, costs and expenses, including all corrective and remedial actions, all court costs and reasonable attorneys’ fees, and all reasonable amounts paid in investigation, defense, or settlement of the foregoing; provided, that Losses shall not include any punitive or exemplary damages, unless and solely to the extent such Losses are owed by a Party to a third party.

Pharma15 Corporation	A-5	APPENDIX A

Stock Purchase Agreement

(eeee)	“Marks” means all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations, and combinations of them, and including goodwill associated with any of them, and all applications, registrations, and renewals in connection with any of them.

(ffff)	“Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, is reasonably expected to (i) result in a material adverse effect on the business, prospects, assets, properties, financial condition, results of operations, or prospects of the Company and its Subsidiaries, taken as a whole; or (ii) prevent, materially impede, or materially delay the consummation by Seller of the Contemplated Transactions.

(gggg)	“Material Contract” is defined in Section 4.19(b).

(hhhh)	“Notice” means written notice given in a manner permitted or required by Section 9 and within the shortest time limit required by applicable Laws or by an applicable provision of this Agreement; and “Notify” means to provide Notice.

(iiii)	“Object Code” is defined in paragraph (yyyy) of this Appendix A.

(jjjj)	“Order” means any order, judgment, writ, decree or injunction issued by any court, agency or other Governmental Authority.

(kkkk)	“Outside Date” is defined in Section 7.01(f).

(llll)	“Parent” is defined in the preamble to this Agreement.

(mmmm)	“Parent Average Price” means, as of any date, the volume-weighted average price of a Parent Share on the ASX equity market during the seven consecutive Trading Days ending at the close of “normal trading” in the ASX equity market on the Trading Day preceding such date.

(nnnn)	“Parent Share” means one common share of Parent.

(oooo)	“Parent Shares Limit” is defined in Section 1.06(b).

(pppp)	“Party” means any one of the following: (i) Sellers (and the Company, prior to the Closing) and Sellers’ Representative, considered collectively; or (ii) Buyer and Parent (and the Company, following the Closing), considered collectively.

(qqqq)	“Parties” means Sellers, Sellers’ Representative, the Company, Buyer, and Parent, considered collectively.

(rrrr)	“Patents” means all patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations of them; and all inventions (whether patentable or unpatentable and whether or not reduced to practice) and improvements to any invention.

(ssss)	“Permit” means any permit, license, authorization, Consent, approval, or franchise from any Governmental Authority.

Pharma15 Corporation	A-6	APPENDIX A

Stock Purchase Agreement

(tttt)	“Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Liens arising by operation of Law; (iii) Liens or security interests that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of Seller or secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or Liens of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (vii) pledges or deposits to secure the obligations under the existing indebtedness of Seller; (viii) all Liens created or incurred by any owner, landlord, sublandlord or other Person in title; (ix) non-exclusive licenses to Intellectual Property granted or entered into the ordinary course of business and (x) any other Liens which do not materially interfere with Sellers’ use and enjoyment of real property or materially detract from or diminish the value thereof.

(uuuu)	“Person” means any individual, Entity, or Governmental Authority.

(vvvv)	“Post-Closing Adjustment” is defined in Section 1.04(e).

(wwww)	“Post-Closing Consideration” is defined in Section 1.02(b).

(xxxx)	“Post-Closing Payment Date” means the date that is the first Business Day after the first anniversary of the Closing Date; provided, that Buyer and Parent in their sole discretion may establish an earlier date for the Post-Closing Payment Date, by Notice to Sellers’ Representative.

(yyyy)	“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

(zzzz)	“Programming Code” means computer programming code, including (i) the machine-readable form of the code (“Object Code”), (ii) the human-readable form of the code including all comments and any procedural code (“Source Code”).

(aaaaa)	“Pro Rata Share” means the proportion of the total consideration payable pursuant to this Agreement to which each Seller is entitled, as set forth across from the Seller’s name under the heading titled “Seller’s Pro Rata Share” in the table in Schedule 1.

(bbbbb)	“Purchase Price” is defined in Section 1.02.

(ccccc)	“Related Person” is defined in Section 4.22.

(ddddd)	“Release” means any release, spill, leaking, dumping, pouring, emitting, emptying, pumping, discharge, injection, escaping, leaching, dispersal, disposal of or migration into or through the environment or within any building, structure, or facility.

(eeeee)	“Representative” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other representatives and agents of such Person.

Pharma15 Corporation	A-7	APPENDIX A

Stock Purchase Agreement

(fffff)	“Resolution Period” is defined in Section 1.04(c).

(ggggg)	“Restricted Period” means the period from the Closing Date until the second anniversary of the Closing Date.

(hhhhh)	“Review Period” is defined in Section 1.04(b).

(iiiii)	“Securities Act” means the Securities Act of 1933.

(jjjjj)	“Securities Restrictions” means transfer restrictions or other Liens arising out of, under, or in connection with (i) the Securities Act, the Exchange Act, or other applicable federal, state, and local securities Laws and (ii) restrictions on transfer, hypothecation, or similar actions contained in any Governing Documents.

(kkkkk)	“Sellers” is defined in the preamble.

(lllll)	“Seller Indemnified Party” is defined in Section 8.03.

(mmmmm)	“Seller Warranty Breach” is defined in Section 8.02(a).

(nnnnn)	“Sellers’ Representative” is defined in the preamble.

(ooooo)	“Seller’s Transaction Documents” is defined in Section 3.01(a).

(ppppp)	“Shares” is defined in Recital A.

(qqqqq)	“Software Program” means any computer software program, including the related Programming Code and Documentation.

(rrrrr)	“Source Code” is defined in paragraph (yyyy) of this Appendix A.

(sssss)	“Statement of Objections” is defined in Section 1.04(c),

(ttttt)	“Subsidiary” means an Entity owned wholly or in part by another Person, which other Person, directly or indirectly, owns more than 50% of the stock or other equity interests of such entity having voting power to elect a majority of the board of directors or other governing body of such entity.

(uuuuu)	“Tax” (collectively, “Taxes”) means any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed by a Governmental Authority with respect to such amounts.

(vvvvv)	“Tax Returns” is defined in Section 4.13(a).

(wwwww)	“Third Party Software Programs” is defined in Section 4.15(e).

(xxxxx)	“Trading Day” means a day on which (i) ASX conducts equity market trading during its full “normal trading” hours and (ii) Parent Shares are traded in the ASX equity market during “normal trading” hours.

(yyyyy)	“Transaction Documents” means the New Asset Assignment and the other agreements, certificates, instruments, and documents required to be delivered at the Closing.

(zzzzz)	“Transaction Expenses” means, to the extent not paid prior to Closing, without duplication, (i) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers or other Representatives) incurred by the Company through the Closing in connection with the negotiation of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and (ii) any retention, transaction or change in control bonuses payable by the Company to any employee of the Company solely as a result of the consummation of the transactions contemplated by this Agreement.

(aaaaaa)	“Web Site” means any home or location on the Internet and all of the Web pages and text, audio, video and other dynamic and/or static materials associated with such home or location.

Pharma15 Corporation	A-8	APPENDIX A

Stock Purchase Agreement

APPENDIX B

Future Payments

Capitalized terms used but not defined in this Appendix B shall have the meanings set forth in the Agreement.

1.	Milestones

(a)	Milestone Event. The Milestone Event and corresponding Milestone Payment and Equity Percentages are as follows:

Milestone Event	Milestone Payment*	Equity Percentage
FDA IND Allowance for a Therapeutic Product	$2,300,000	100%

Notes to Table:

*	All amounts in US dollars.

(b)	Milestone Payments.

(i)	The Milestone Payment will be paid in cash unless otherwise provided for in Section 1(a) of this Appendix B.

(ii)	Subject to the remainder of this Appendix B, after the occurrence of the applicable Milestone Event, Parent shall:

(A)	issue to each Seller such Seller’s Pro Rata Share of the number of Parent Shares determined by the following formula:

(𝑀𝑖𝑙𝑒𝑠𝑡𝑜𝑛𝑒 𝑃𝑎𝑦𝑚𝑒𝑛𝑡) 𝑥 (𝐸𝑞𝑢𝑖𝑡𝑦 𝑃𝑒𝑟𝑐𝑒𝑛𝑡𝑎𝑔𝑒)

𝑃𝑎𝑟𝑒𝑛𝑡 𝑀𝑖𝑙𝑒𝑠𝑡𝑜𝑛𝑒 𝑃𝑟𝑖𝑐𝑒

subject in each case to the ASX Listing Rules, including ASX Listing Rule 7.2 Exemption 17 (if applicable), and the provisions of Section 1.06 of the Agreement, and provided the Parent Milestone Price is greater than the Floor Price (provided further, that if the Parent Milestone Price is less than the Floor Price, the Floor Price will be the Parent Milestone Price for purposes of the formula); and

(B)	pay to each Seller, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by each Seller to the Sellers’ Representative, such Seller’s Pro Rata Share of the balance of the Milestone Payment associated with the Milestone Event;

in each case as provided for in Section 1.05 of the Agreement.

(iii)	The Milestone Payment shall become payable upon the occurrence of the Milestone Event.

(iv)	The Parties agree that any right to receive equity in Parent under this Agreement as part of a Milestone Payment lapses five years from the Effective Date.

Pharma15 Corporation	B-1

Stock Purchase Agreement

(v)	Any exchange rate calculations from United States Dollars to Australian Dollars shall be calculated by the Parent’s company secretary having regard to the relevant rate(s) published by the Reserve Bank of Australia at www.rba.gov.au.

(c)	Notice and Payment. Within 60 days from the end of each Calendar Quarter, Parent shall (i) Notify the Sellers’ Representative of the occurrence of such Milestone Event (a “Milestone Statement”), and (ii) provide a report identifying the applicable Product(s), the corresponding Milestone Payment, and the corresponding number of Consideration Shares to be issued to Sellers. Within 30 days after receipt of a written invoice with respect to the Milestone Payment from the Sellers’ Representative, Parent shall pay the corresponding Milestone Payment and issue the applicable Equity Percentage of the Milestone Payment as Consideration Shares, both as set forth on this Appendix B and the Agreement. Parent shall pay interest on any payments that are not paid on or before the date such payments are due under this Appendix B at the Late Interest Rate based on the days payment is delinquent. The Milestone Payment to be made by or on behalf of Parent pursuant to this Appendix B and the Agreement shall be non-refundable and non-creditable, and shall be made in U.S. dollars by wire transfer of immediately available funds. If the day a payment is due pursuant to this Appendix B is not a Business Day, such payment shall be due on the first subsequent Business Day.

(d)	Progress Reports. Within 60 days after the end of each Calendar Year during the Milestone Efforts Period, Parent shall provide written notice to the Sellers’ Representative with a written summary report of its activity and progress toward developing the Products and achievement of the Milestone Event during the previous Calendar Year. Parent shall keep data and records in accordance with its customary internal practices concerning the activity and progress related to any Products, including, as applicable, research and development activities, clinical trials and Regulatory Approvals, to the extent relating to a Milestone Event. During the Milestone Efforts Period, Parent agrees to meet with the Sellers’ Representative or its designee(s) upon reasonable advance written notice from the Sellers’ Representative and during normal business hours for the purposes of discussing Parent’s most recent report on its progress toward report of its activity and progress toward developing and filing for Regulatory Approval for the Products and achievement of the applicable Milestone Event; provided, however, that the Sellers’ Representative shall not request such meetings, and Parent shall have no obligation to attend any such meetings, more than one time during any Calendar Year. Each such meeting shall be held either telephonically, by video conference, or at Parent’s, Buyer’s, or the Company’s offices.

(e)	Milestone Event Disputes.

(i)	Parent shall keep, and shall cause the other Parent Parties to keep, adequate books and records of accounting for the purpose of confirming whether the Milestone Event has occurred for a period of three years following the end of the Calendar Year to which each pertain. If the Sellers’ Representative believes that the Milestone Event has occurred, or that any Milestone Statement is inaccurate in whole or in part, then the Sellers’ Representative shall deliver to Parent written notice thereof (a “Milestone Dispute Notice”) in reasonable detail. Following the delivery of a Milestone Dispute Notice, Parent and the Sellers’ Representative shall first attempt in good faith to resolve by negotiation and consultation between themselves, any dispute as to whether the Milestone Event has occurred and whether the Milestone Payment is payable.

(ii)	If Parent and the Sellers’ Representative do not reach agreement with respect to any dispute relating to any such matter within 60 days after a Milestone Dispute Notice is delivered to Parent by the Sellers’ Representative, the parties shall submit for arbitration all matters under this Appendix B that remain in dispute to a disinterested individual who has appropriate scientific, technical and regulatory expertise (as relevant) to resolve any disputes referred to him or her under this Appendix B (a “Dispute Expert”) who is mutually agreed to by Parent and the Sellers’ Representative; provided, however, that such Dispute Expert shall not be or have been at any time within the previous five years an Affiliate, employee, consultant, officer or director of Parent, the Company, any Seller or any of their respective Affiliates.

Pharma15 Corporation	B-2	APPENDIX B

Stock Purchase Agreement

(iii)	If Parent and the Sellers’ Representative cannot agree on a mutually acceptable Dispute Expert within 30 days after either party has determined that the parties cannot reach agreement with respect to a dispute, then within twenty 20 Business Days after the expiration of such 30-day period, each of Parent and the Sellers’ Representative shall appoint one Dispute Expert who shall jointly select a third Dispute Expert within 10 Business Days after the last to occur of their respective appointments to arbitrate the referred matter.

(iv)	The Dispute Expert mutually agreed by the parties under Section 1(e)(ii) or, if the parties cannot agree, the third Dispute Expert selected by the party-appointed Dispute Experts under Section 1(e)(iii), is referred to as the “Selected Dispute Expert”. Parent and the Sellers’ Representative shall instruct the Selected Dispute Expert to determine as promptly as practicable, but in no event later than 30 days after such person’s appointment (the “Determination Period”), whether the disputed Milestone Event has occurred. The Selected Dispute Expert’s determination shall be made based on the submission of documents and evidence by the parties (including any Sellers’ documentation or evidence reasonably requested by the Selected Dispute Expert, which the Sellers’ Representative or Parent shall provide upon request) and, upon the Selected Dispute Expert’s request, by third parties, unless the Selected Dispute Expert determines that an oral hearing is necessary. The Selected Dispute Expert shall determine deadlines (which Parent and the Sellers’ Representative shall deem to be fair and appropriate) within the Determination Period for submitting documents and dates, if any, of oral hearings.

(v)	Each of Parent and the Sellers’ Representative (on behalf of the Sellers) shall pay its own expenses of arbitration, and the fees, costs and expenses of the Selected Dispute Expert shall be equally shared between Parent and the Sellers’ Representative (on behalf of the Sellers). All proceedings conducted by the Selected Dispute Expert shall take place in New York City, New York.

(vi)	Any decision rendered by the Selected Dispute Expert shall be final and binding upon the parties. Any underpayments of the Milestone Payment shall be paid by Parent within 30 days receipt of a written invoice with respect to the amount for further distribution in accordance with the terms of the Agreement, including Section 1.05 of the Agreement and this Appendix B.

2.	Diligence

(a)	Diligence. During the Milestone Efforts Period, Parent shall use (and shall cause the other Parent Parties to use) Commercially Reasonable Efforts to develop and file for Regulatory Approval for at least one Product in at least three Major Market Countries. Parent will perform all development, Regulatory Approval and commercialization activities relating to Products in compliance with all applicable Laws (including the Bayh-Dole Act).

(b)	Efforts Standard. Except as otherwise set forth the Agreement or in this Appendix B, following the Closing, the Parties intend the express provisions of the Agreement and this Appendix B (including the definition of “Commercially Reasonable Efforts” where such term is expressly applicable) to govern their contractual relationship and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by any court or other Governmental Authority.

(c)	Other Payment Obligations. As between the Parties, Parent or the Parent Parties will be solely responsible for all payments due under all Licenses and all other agreements with third parties relating to any of the Products.

Pharma15 Corporation	B-3	APPENDIX B

Stock Purchase Agreement

3.	Divestitures

If at any time after the Closing until the payment in full of the Milestone Payment, Parent or the Parent Parties Divests to a Third Party or an Affiliate any product, program, technology, process or indication covered by a Milestone Event or any Intellectual Property of the Company (collectively, “Divested Assets” and the party receiving any Divested Assets the “Transferee”), Parent will: (a) (i) make provision for the Transferee to assume and succeed to the obligations of Parent set forth in this Appendix B or (ii) if the Divestiture is in the form of a license, Parent may elect to retain the obligations of Parent set forth in this Appendix B; and (b) prior to or simultaneously with the consummation of any such Divestiture, cause such Transferee to provide to the Sellers’ Representative an instrument of assumption in a form reasonably acceptable to the Sellers’ Representative, for the benefit of the Sellers, effecting the assumption and succession described in the foregoing clause (a). Parent will remain liable to the Sellers for all obligations set forth in this Appendix B following any such Divestiture except if a Divestiture is made to a global pharmaceutical company with annual product sales of at least $100 million.

4.	Definitions

For purpose of this Appendix B:

(a)	“Calendar Quarter” means each of the three-month periods beginning on January 1, April 1, July 1, and October 1 of each Calendar Year; for the avoidance of doubt, the period from the Closing Date until March 31, 2023 shall be considered a “Calendar Quarter” for all purposes under this Appendix B.

(b)	“Calendar Year” means January 1st to December 31st of a given year; for the avoidance of doubt, the period from the Closing Date until December 31, 2023 shall be considered a “Calendar Year” for all purposes under this Appendix B.

(c)	“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Parent and the Parent Parties with respect to the Milestone Event and contingent sales payments, the level of effort, budget and resources normally used by Parent and the Parent Parties for a product owned or controlled by it, which is of similar projected profitability and at a similar stage in its development or product life, taking into account with respect to a product any issues of patent coverage, safety and efficacy, product profile, the proprietary position of the product, the then- current competitive environment for the product and the likely timing of the product(s) entry into the market, the regulatory environment of the product and other relevant scientific, technical, economic and commercial factors, but without reference to any payments owed to the Sellers under this Appendix B.

(d)	“Determination Period” is defined in Section 1(e)(iv) of this Appendix B.

(e)	“Dispute Expert” is defined in Section 1(e)(ii) of this Appendix B.

(f)	“Divestiture” (and other correlative terms) means any transaction in which any Product or any intellectual property assets related to either of the foregoing are divested or transferred by any means, including by way of merger, consolidation, asset acquisition or sale, option, license, sublicense, purchase, sale, assignment or other similar transfer.

(g)	“Divested Assets” is defined in Section 3 of this Appendix B.

Pharma15 Corporation	B-4	APPENDIX B

Stock Purchase Agreement

(h)	“EMA” means the European Medicines Agency and any successor Governmental Authority having substantially the same function.

(i)	“Equity Percentage” means, with respect to each Milestone Event, the percentage set forth across from the description of the Milestone Event, under the heading “Equity Percentage”, in the table set forth under Section 1(a) of this Appendix B.

(j)	“FDA” means the United States Food and Drug Administration and any successor Governmental Authority having substantially the same function.

(k)	“Floor Price” means the volume-weighted average price of a Parent Share on the ASX equity market during the 20 consecutive Trading Days ending at the close of “normal trading” in the ASX equity market on the Trading Day immediately preceding the date of this Agreement.

(l)	“IND” means an Investigational New Drug application filed with the medical regulatory authority in any country.

(m)	“IND Allowance or Equivalent” means, with respect to a Product, the FDA allowance of an investigational new drug application for the initiation of a clinical study of one or more human subjects.

(n)	“Late Interest Rate” means the “prime rate” as published in THE WALL STREET JOURNAL, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(o)	“Licensed Patents” and “Licensed Intellectual Property” have the meanings given to those terms in the UCLA License.

(p)	“Major Market Countries” means United States, Japan, Germany, Spain, Italy, France and United Kingdom.

(q)	“Milestone Dispute Notice” is defined in Section 1(e)(i) of this Appendix B.

(r)	“Milestone Efforts Period” means the period commencing on the Closing Date and ending when the Milestone Payment has been paid by Parent.

(s)	“Milestone Event” means the events described under the heading “Milestone Event” in the table set forth under Section 1(a) of this Appendix B.

(t)	“Milestone Payment” means, with respect to the Milestone Event, the amount set forth across from the description of the Milestone Event, under the heading “Milestone Payment”, in the table set forth under Section 1(a) of this Appendix B.

(u)	“Milestone Statement” is defined in Section 1(c) of this Appendix B.

(v)	“Parent Parties” means Parent and its Affiliates (including at the Closing, the Company), and any licensees or sublicensees of Parent and its Affiliates of any Products.

(w)	“Product” means any product, in all forms, presentations, formulation, and dosage forms, that incorporates, constitutes or contains any product or composition that is claimed or covered by one or more Valid Claims of any Licensed Patents or that utilizes or otherwise exploits, or was validated or developed using or in reliance on, any Licensed Intellectual Property.

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Stock Purchase Agreement

(x)	“Regulatory Approval” means, with respect to any product in any regulatory jurisdiction, approval from the applicable Governmental Authority sufficient to manufacture, distribute, use (including in clinical trials) of any product in such regulatory jurisdiction in accordance with applicable laws.

(y)	“Regulatory Authority” means any Governmental Authority involved in granting Regulatory Approvals of pharmaceutical products, including the FDA, any similar agency in any regulatory jurisdiction, and any agency or authority involved in radiation protection.

(z)	“Selected Dispute Expert” is defined in Section 1(e)(iv) of this Appendix B.

(aa)	“Therapeutic Product” means any Product derived from or in connection with the Dual Action LRRC15 targeting antibody (DUNP19) technology in combination with an alpha or beta emitter isotope like Lutetium-177 and Actinium-225 subject of the UCLA License.

(bb)	“Transferee” is defined in Section 3 of this Appendix B.

(cc)	“UCLA License” means that certain License Agreement dated April 4, 2022 between Parent and Regents of the University of California, a California constitutional corporation, acting on behalf of its Los Angeles campus, pursuant to which Parent licensed the DUNP19 antibody as an antibody- drug conjugate within radiotherapy.

(dd)	“Valid Claim” means any composition of matter claim contained in any of: (i) an issued and unexpired patent included in the Licensed Intellectual Property that has not been abandoned, lapsed, disclaimed, or held unenforceable, unpatentable or invalid by a decision of a court or tribunal of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal; and/or (ii) a pending application included in the Licensed Intellectual Property.

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Stock Purchase Agreement

APPENDIX C

Transfer Restrictions

Capitalized terms used but not defined in this Appendix C shall have the meanings set forth in the Agreement.

1.	General Restriction; Notice

(a)	The Consideration Shares issued pursuant to this Agreement may be Transferred to any other Person only subject to this Appendix C. Parent shall not recognize, and shall issue stop-transfer instructions to the transfer agent for the Parent Shares with respect, to any Transfer other than upon the conditions specified in this Appendix C. Any Seller intending to make a Transfer of Consideration Shares, including a Permitted Transfer, will cause any proposed Transferee to agree to take and hold the Consideration Shares subject to the terms upon the conditions specified in this Appendix C.

(b)	Before any proposed Transfer of any Consideration Shares, the Seller shall Notify Parent of the Seller’s intention to effect the Transfer, describing the manner and circumstances of the proposed Transfer in sufficient detail for Parent to evaluate the Transfer under this Appendix C.

2.	Transfer and Encumbrance of Membership Interests

(a)	Permitted Transfers. Subject to the other provisions of this Appendix C, including compliance with the requirements of Section 3 if applicable, a Seller may make a Permitted Transfer of Consideration Shares.

(b)	No Encumbrance. Without the prior written consent of Parent, a Seller may not Encumber any or all of his, her, their, or its Consideration Shares in connection with any debt. No such Encumbrance shall entitle the holder of the related Lien to exercise any proxy or other voting rights with respect to the Consideration Shares.

(c)	Transfer Upon Death. On the death of Seller who is an individual, the Seller’s Personal Representative may distribute the Consideration Shares to the Person or Persons entitled to receive such portion of the estate of the deceased Seller under applicable Law. The Consideration Shares so distributed shall remain subject to the provisions of this Appendix C.

(d)	Termination. The Consideration Shares shall vest such that the provisions of Section 1 and Section 2 of this Appendix C shall lapse with respect to such Consideration Shares, as follows:

(i)	Parent Shares issued and delivered to Sellers on the Closing Date pursuant to Section 1.02(a)(i) shall vest in four (4) approximately equal quarterly installments commencing on the date that is three (3) months following the Closing Date;

(ii)	Parents Shares issued and delivered to Sellers on the Post-Closing Payment Date pursuant to Section 1.02(b)(i) shall vest in four (4) approximately equal quarterly installments commencing on the date that is three (3) months following the Post-Closing Payment Date; and

(iii)	Parent Shares issued and delivered to Sellers as a Milestone Payment pursuant to Appendix B shall vest in four (4) approximately equal quarterly installments commencing on the date that is three (3) months following the Issue Date.

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Stock Purchase Agreement

3.	Securities Restrictions

Unless a registration statement under the Securities Act covering the proposed transaction is in effect:

(a)	If reasonably requested by Parent, the Seller’s Notice under Section 1(b) shall be accompanied at the Seller’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to Parent, addressed to Parent, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed Transfer of Consideration Shares without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to Parent to the effect that the proposed Transfer of the Consideration Shares may be effected without registration under the Securities Act.

(b)	The Corporation will not require such a legal opinion or “no action” letter under Section 3(a) in any transaction (i) in compliance with SEC Rule 144; or (ii) in any transaction in which the Seller distributes the Consideration Shares to an Affiliate of such Seller for no consideration; provided that each Transferee agrees in writing to be subject to the terms of this Appendix C.

(c)	Upon Seller’s compliance with Section 3(a) to Parent’s reasonable satisfaction (which shall be presumed if Seller obtains a “no action” letter), or in the cases described in Section 3(b), the Seller shall be entitled to Transfer the Consideration Shares in accordance with the terms of the Notice given by the Seller to Parent under Section 1(b).

(d)	Each certificate, instrument, or book entry representing Consideration Shares Transferred as provided in this Section 3 shall be notated with the appropriate restrictive legend set forth in Section 4(a), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if (i) the Transfer is made pursuant to SEC Rule 144 or (ii) in the opinion of counsel for Seller and counsel for Parent, such legend is not required in order to establish compliance with any provisions of the Securities Act.

4.	Stock Certificate Legends

(a)	Each certificate, instrument, or book entry representing the Consideration Shares, or any other securities issued in respect of the Consideration Shares upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 3(d)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(b)	Sellers consent to Parent making a notation in its records and giving instructions to any transfer agent for the Parent Shares in order to implement the restrictions on transfer set forth in this Appendix C.

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Stock Purchase Agreement

5.	Definitions

For purposes of this Appendix C:

(a)	“Encumber” means to pledge, hypothecate, or otherwise secure any type of debt or obligation with one or more Consideration Shares in any manner whatsoever, whether such debt is incurred voluntarily or involuntarily; and “Encumbrance” means any type of Lien created as a result of such pledge, hypothecation or other security.

(b)	“Issue Date” means, with respect to any Consideration Share proposed to be Transferred, the date on which the Consideration Share was issued or issuable to the Seller pursuant to Section 1.02(a)(i), 1.02(b)(i), or 1.05(a) of the Agreement.

(c)	"Joint Owner” means an individual who, together with one or more other individuals, jointly owns any Consideration Shares, whether as joint tenants (with or without right of survivorship) or as tenants in common.

(d)	“Permitted Transfer” means:

(i)	If the Seller is an individual:

(A)	The disposition to the Seller of the community property interest of the Seller’s spouse in all or any part of the Consideration Shares held by the Seller, upon the death of the Seller’s spouse or in connection with the termination of the marital relationship between the Seller and the Seller’s spouse; or

(B)	The conveyance of Consideration Shares by a Seller to the Seller’s spouse pursuant to the final Order of the applicable Governmental Authority in connection with a divorce proceeding between the Seller and the Seller’s spouse;

(C)	The gift of Consideration Shares by a Seller to the Seller’s spouse (other than in connection with a divorce proceeding), great-grandparents, or any lineal descendant of his or her great-grandparents, or the spouse of any such lineal descendant, or a trust solely for the benefit of any such individuals;

(ii)	Where Consideration Shares are held by Joint Owners, the disposition upon the death of a Joint Owner of the ownership interest of the deceased Joint Owner to the other Joint Owners; or

(iii)	The distribution by a Seller that is an Entity of all of its Consideration Shares to its shareholders, members, partners, or other Persons in connection with the complete liquidation and dissolution of the Seller; provided, that each such Transferee agrees in writing in advance to be bound by and comply with all applicable provisions of this Appendix C to the same extent as such Seller.

(e)	“Personal Representative” means a conservator, guardian, trustee, or other fiduciary representative appointed for an individual under a disability, or an administrator, conservator, executor, trustee, or other fiduciary representative appointed for the estate of a deceased individual.

(f)	“SEC Rule 144” means Rule 144 promulgated by the U.S. Securities and Exchange Commission under the Securities Act.

(g)	“Transfer” means any sale, transfer, gift, assignment, distribution, Encumbrance, or other disposition, including any transfer of bankruptcy assets pursuant to the U.S. Bankruptcy Code.

(h)	“Transferee” means any Person to whom Consideration Shares are proposed to be Transferred in any Transfer by a Seller.

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Stock Purchase Agreement

EXHIBIT I

New Assets Assignment

See attached.

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